                                                                   EXHIBIT 10.13



                                CREDIT AGREEMENT


                                      among


                         MICHAEL PETROLEUM CORPORATION,
                              a Texas corporation,
                                    Borrower


                      CHRISTIANIA BANK OG KREDITKASSE ASA,
                              Administrative Agent


                                       and


                            THE LENDERS NAMED HEREIN,
                                     Lenders


                                   $50,000,000


                                  MAY 15, 1998

                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I    Definitions and Terms............................................................................    1
         1.1          Definitions.............................................................................    1
         1.2          Capitalized Terms.......................................................................   13
         1.3          Determination of Reserves...............................................................   13
         1.4          Gender of Words.........................................................................   13
         1.5          Accounting Principles...................................................................   13

ARTICLE II    The Commitment..................................................................................   14
         2.1          Maximum Amount of Facility..............................................................   14
         2.2          Purpose of Advances.....................................................................   14
         2.3          Advance Procedure.......................................................................   14
         2.4          Notes...................................................................................   15
         2.5          Interest................................................................................   15
         2.6          Repayment of Principal of and Interest..................................................   15
         2.7          Time and Place of Payments..............................................................   16
         2.8          Optional Prepayment; Cancellation of Commitments........................................   16
         2.9          Mandatory Prepayment....................................................................   17
         2.10         LC Subfacility..........................................................................   17
         2.11         Borrowing Base..........................................................................   19
         2.12         Quotation of Rates......................................................................   21
         2.13         Eurodollar Interest Periods; Rollovers; Conversions.....................................   21
         2.14         Basis Inadequate for Determining Eurodollar Rate........................................   21
         2.15         Additional Costs........................................................................   22
         2.16         Illegality..............................................................................   23
         2.17         Replacement Lender......................................................................   23
         2.18         Consequential Loss......................................................................   23
         2.19         Sharing of Payments, Etc................................................................   23
         2.20         Offset..................................................................................   24
         2.21         Calculation of Eurodollar Rate..........................................................   24
         2.22         Booking Loans...........................................................................   24
         2.23         Highest Lawful Rate.....................................................................   24
         2.24         Foreign Lenders.........................................................................   24
         2.25         Fees....................................................................................   25

ARTICLE III    Security.......................................................................................   25
         3.1          Collateral..............................................................................   25
         3.2          Release of Collateral...................................................................   26
         3.3          Additional Security and Guaranties......................................................   26

ARTICLE IV    Representations and Warranties..................................................................   26
         4.1          Existence.  ............................................................................   26
         4.2          Chief Executive Offices.................................................................   27
         4.3          Subsidiaries; Ownership of Borrower.  ..................................................   27
         4.4          Compliance with Laws and Documents; Binding Obligations.  ..............................   27
         4.5          Solvency.  .............................................................................   27
         4.6          Financial Statements; Fiscal Year.  ....................................................   27




                                       (i)

         4.7          Reports and Other Information.  ........................................................   27
         4.8          Joint Venture or Partnership.  .........................................................   28
         4.9          Fees or Commissions.  ..................................................................   28
         4.10         Tax Returns.  ..........................................................................   28
         4.11         Litigation and Other Contingent Liabilities.  ..........................................   28
         4.12         Ownership of Collateral.  ..............................................................   28
         4.13         Loans to Affiliates.  ..................................................................   28
         4.14         Indebtedness.  .........................................................................   28
         4.15         Intellectual Property.  ................................................................   28
         4.16         Leases. ................................................................................   28
         4.17         Gas Imbalances. ........................................................................   29
         4.18         Environmental Laws.  ...................................................................   29
         4.19         Compliance With Laws.  .................................................................   29
         4.20         No Default Under Other Agreements.  ....................................................   30
         4.21         No Liability For Any Other Person.  ....................................................   30
         4.22         Security Interests.  ...................................................................   30
         4.23         Tax Identification Number.  ............................................................   30
         4.24         Public Utility Holding Company Act.  ...................................................   30
         4.25         Investment Company Act.  ...............................................................   30
         4.26         Burdensome Contracts.  .................................................................   30
         4.27         Operating Agreements.  .................................................................   30
         4.28         Sale of Hydrocarbons.  .................................................................   31
         4.29         Employee Plans. ........................................................................   31
         4.30         Regulation O.  .........................................................................   31

ARTICLE V    Financial Statements and Information; Certain Notices to Lender..................................   31
         5.1          Production Reports......................................................................   31
         5.2          Quarterly Financial Statements..........................................................   31
         5.3          Annual Financial Statements.............................................................   31
         5.4          Notices and Related Information.........................................................   32
         5.5          Reserve Reports.........................................................................   32
         5.6          Revenue and Lease Operating Expense Forecasts...........................................   32
         5.7          Amendments to Corporate Documents.......................................................   32
         5.8          General.................................................................................   32

ARTICLE VI    Affirmative Covenants...........................................................................   32
         6.1          Corporate Existence.  ..................................................................   32
         6.2          Transaction With Affiliates.  ..........................................................   32
         6.3          Compliance with Tax Laws; Royalty Payments.  ...........................................   33
         6.4          Books and Records.  ....................................................................   33
         6.5          Litigation.  ...........................................................................   33
         6.6          Compliance with Environmental Laws.  ...................................................   33
         6.7          CERCLA.  ...............................................................................   33
         6.8          Notice of Release.......................................................................   33
         6.9          Maintenance of Property; Insurance......................................................   33
         6.10         Insurance Renewal or Replacement.  .....................................................   34
         6.11         Consultants.  ..........................................................................   34
         6.12         Inspections.  ..........................................................................   34
         6.13         Access to Companies.  ..................................................................   34
         6.14         Accounts With Agent. ...................................................................   34





                                      (ii)

         6.15         Expenses.  .............................................................................   34
         6.16         Taxes...................................................................................   35
         6.17         Hydrocarbon Sales Contracts; Gas Balancing; Hedging.  ..................................   35
         6.18         Further Assurances.  ...................................................................   35
         6.19         Indemnification.  ......................................................................   36
         6.20         Notice of Non-Consent.  ................................................................   36

ARTICLE VII    Negative Covenants.............................................................................   36
         7.1          Indebtedness.  .........................................................................   36
         7.2          Liabilities of Other Persons.  .........................................................   36
         7.3          New Business.  .........................................................................   36
         7.4          Assets.  ...............................................................................   36
         7.5          Cancellation of Debt.  .................................................................   37
         7.6          Default.  ..............................................................................   37
         7.7          Loans to Persons.  .....................................................................   37
         7.8          Negative Pledge.  ......................................................................   37
         7.9          Investments; Subsidiaries.  ............................................................   37
         7.10         Chief Executive Office; Corporate Name.  ...............................................   37
         7.11         Fiscal Year.  ..........................................................................   38
         7.12         Dividends.  ............................................................................   38
         7.13         Security Documents.  ...................................................................   38
         7.14         Maintenance of Properties.  ............................................................   38
         7.15         Amendments to Other Debt Instruments.  .................................................   38
         7.16         Employee Plans..........................................................................   38
         7.17         Minimum Interest Coverage Ratio.........................................................   38
         7.18         Minimum Current Ratio...................................................................   38
         7.19         Permitted G&A...........................................................................   38

ARTICLE VIII    Closing; Conditions Precedent to Closing......................................................   39
         8.1          Closing.  ..............................................................................   39
         8.2          Initial Borrowing.......................................................................   39
         8.3          Each Borrowing..........................................................................   40
         8.4          Supplements to Schedules................................................................   41

ARTICLE IX    Default.........................................................................................   41

ARTICLE X    Remedies of Lenders and Agreements Among Lenders.................................................   43
         10.1         Remedies Upon Default.  ................................................................   43
         10.2         Company Waivers.  ......................................................................   44
         10.3         Performance by Agent.  .................................................................   44
         10.4         Not in Control.  .......................................................................   44
         10.5         Course of Dealing.  ....................................................................   44
         10.6         Cumulative Rights.  ....................................................................   45
         10.7         Agreements Among Lenders................................................................   45

ARTICLE XI    Miscellaneous...................................................................................   50
         11.1         Successors and Assigns.  ...............................................................   50
         11.2         Participations.  .......................................................................   50
         11.3         Assignments.  ..........................................................................   50
         11.4         Notices.  ..............................................................................   51




                                      (iii)

         11.5         Exercise of Rights; No Waivers.  .......................................................   52
         11.6         Release to Public.  ....................................................................   53
         11.7         Waiver of Jury Trial.  .................................................................   53
         11.8         Governing Law.  ........................................................................   53
         11.9         Benefits of Agreement...................................................................   53
         11.10        Invalid Provisions.  ...................................................................   53
         11.11        Headings.  .............................................................................   53
         11.12        Advice of Legal Counsel.  ..............................................................   53
         11.13        Amendments, Consents, Conflicts and Waivers.............................................   54
         11.14        Multiple Counterparts.  ................................................................   54
         11.15        Usury Savings Clause.  .................................................................   54
         11.16        Hedges; Cash Collateral.  ..............................................................   55
         11.17        Nonbusiness Days; Time.  ...............................................................   55
         11.18        Entirety. ..............................................................................   55


                             SCHEDULES AND EXHIBITS

Schedule 1                 Parties, Addresses, Committed Amounts and Wiring Information
Schedule 2                 Borrowing Base Reduction Schedule
Schedule 4.1               Jurisdictions of Incorporation and Business
Schedule 4.2               Chief Executive Offices
Schedule 4.8               Joint Ventures and Partnerships
Schedule 4.10              Tax Delinquencies
Schedule 4.11              Material Litigation and Other Material Contingent Liabilities
Schedule 4.13              Loans, Advances and Investments to Affiliates
Schedule 4.26              Burdensome Contracts
Schedule 4.29              Employee Plans


Exhibit A                  Form of Reducing Revolving Credit Note
Exhibit B                  Form of Production Report
Exhibit C                  Form of Borrowing Request
Exhibit D                  Form of LC Request
Exhibit E                  Form of Compliance Certificate
Exhibit F                  Form of Assignment Agreement
Exhibit G                  Form of Opinion of Counsel




                                      (iv)

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (this "AGREEMENT") made as of May 15, 1998, among MICHAEL PETROLEUM CORPORATION, a Texas corporation having its principal executive office and place of business at 13101 Northwest Freeway, Suite 320, Houston, Texas 77040 ("BORROWER"), CHRISTIANIA BANK OG KREDITKASSE ASA ("CHRISTIANIA"), as Administrative Agent ("AGENT"), and Lenders (as defined below) named herein.

                              W I T N E S S E T H:

         WHEREAS, Borrower has requested that Lenders make available a $50,000,000 reducing revolving credit facility to be used by Borrower to finance its working capital needs and for general corporate purposes in the ordinary course of business, subject to Borrower granting Agent, on behalf of Lenders, a perfected first priority security interest covering (i) at least 90% of the present value (discounted at 10%) of Borrower's proved oil and gas reserves,
(ii) all of Borrower's accounts receivable, and (iii) any material contracts, equipment and gathering systems of Borrower, and further subject to the other terms and conditions set forth herein; and

         WHEREAS, Borrower expressly acknowledges and agrees that Lenders will not make the foregoing credit facility available unless Borrower (i) satisfies the conditions precedent set forth herein, and (ii) executes such documentation satisfactory to Agent with respect to Agent's first priority security interest in the Collateral (as hereinafter defined);

         NOW, THEREFORE, the parties hereto in consideration of the terms, covenants, provisions and conditions set forth herein hereby agree as follows:


                                    ARTICLE I
                              DEFINITIONS AND TERMS

         1.1 DEFINITIONS. As used in the Loan Documents, the following terms shall have the following meanings and, as the context requires, the singular shall include the plural:

         ABR means the highest of (i) the rate of interest publicly announced by Agent as its prime rate in effect at its principal office in New York City (the "PRIME RATE"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the Federal Funds Rate plus 0.5%.

         ABR ADVANCE means an Advance bearing interest at the ABR.

         ABR LOANS means Loans bearing interest at the ABR.

         ADVANCE means an advance of funds by Lenders pursuant to ARTICLE II including the original disbursement or the continuation of an amount outstanding.

         AFFILIATE means as to any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person who owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and
(ii) any sub sidiary of Borrower shall be deemed to be an Affiliate of Borrower.

         AGENT is defined in the preamble to this Agreement.

         AGREEMENT means this Credit Agreement, including Schedules and Exhibits hereto, as amended, supplemented or restated from time to time.

         BB REDUCTION AMOUNT is defined in SECTION 2.11.

         BORROWER is defined in the preamble to this Agreement.

         BORROWING BASE means at any point in time, the value assigned to the Properties, in accordance with Agent's normal and customary oil and gas lending practices after taking into account, in Agent's sole discretion, all such factors as Agent reasonably may deem relevant, and approved by Required Lenders.

         BORROWING BASE DEFICIENCY means when, at any time, amounts outstanding under the Facility (together with LC Exposure) exceed the Borrowing Base.

         BORROWING DATE means the date for which funds are requested by Borrower for any Advance.

         BUSINESS DAY means any day on which the Federal Reserve Bank of New York is open for business, other than any day on which banks are required or authorized to close in New York, New York, or, solely for purposes of establishing the Borrowing Date for any Eurodollar Loan, London England.

         CAPITAL LEASE means obligations of any Person under any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet of such Person.

         CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         CHRISTIANIA is defined in the preamble to this Agreement.

         CLOSING means the date of execution and delivery by Borrower and/or other applicable parties to Lenders of this Agreement, the other Security Documents (as hereinafter defined) and other related documents pursuant to
SECTION 8.2 and the satisfaction of the conditions precedent thereto.

         CLOSING DATE is defined in SECTION 8.1.

         CODE means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

         COLLATERAL is defined in ARTICLE III.

         COMMITTED AMOUNT means for each Lender the amount (which is subject to reduction and cancellation as provided in this Agreement) stated beside such Lender's name on SCHEDULE 1 as most recently amended under this Agreement.

         COMMITMENT PERCENTAGE means for each Lender the proportion (stated as a percentage) that such Lender's Committed Amount bears to the Total Commitment.

         COMPANY OR COMPANIES means, at any time, Borrower and each of its wholly-owned Subsidiaries created or acquired in accordance with SECTION 7.9(b).

         COMPLIANCE CERTIFICATE means a certificate substantially in the form of EXHIBIT E and signed by a Responsible Officer.

         CRUDE OIL means all crude oil and/or condensate.

         CURRENT FINANCIALS means, at any time, the consolidated Financial Statements of MHI and its Affiliates most recently delivered to Agent under
ARTICLE V.

         DEBTOR RELIEF LAWS means all applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

         DEFAULT is defined in SECTION 9.1.

         DEFAULT RATE is defined in SECTION 2.13(b).

         DEFENSIBLE TITLE means with respect to each Property, such title that
(i) entitles a Company to receive (free and clear of all royalties, overriding royalties, net profits interests, or other burdens on or measured by production of Hydrocarbons and associated gases) not less than the Net Revenue Interest, as indicated in Exhibit A to a Mortgage, of Company in all Hydrocarbons produced, saved and marketed from such Property for the productive life of such Property, free and clear of any Encumbrance other than the Permitted Encumbrances; (ii) obligates a Company to bear costs and expenses relating to the maintenance, development and operation of such Property in an amount not greater than the Working Interest of Borrower for the productive life of such Property, as indicated on Exhibit A to a Mortgage (unless such greater Working Interest results in a corresponding proportionate increase in the Net Revenue Interest of such Company in such Property); and (iii) with respect to any royalty and overriding royalty interests acquired by a Company not included in the Net Revenue Interest or Working Interest described in CLAUSES (i) or (II) above, net profits interests and/or production interests and any rights a Company acquires to receive revenues from production, good and valid title to such interests, free and clear of any Encumbrance, other than the Permitted Encumbrances.

         DESIGNATED RATE is defined in SECTION 2.5(b).

         EBITDA means net income, plus (a) to the extent deducted in the calculation of net income, the sum of (i) income taxes arising from the Companies' income, (ii) interest expense, (iii) amortization, depletion and depreciation expense, (iv) losses from sales or disposition of assets, and (v) other non-cash charges, less (b) to the extent included in the calculation of net income, the sum of (i) gains from sales or disposition of assets and (ii) extraordinary or non-recurring gains, net of extraordinary or non-recurring losses, in each case calculated in accordance with GAAP.

         EMPLOYEE PLAN means an employee pension benefit plan covered by Title IV of ERISA and any other employee incentive compensation arrangement established or maintained by any Company.

         ENCUMBRANCE means any lien, mortgage, security interest, pledge, charge, title retention agreement (other than any rights reserved to or retained by a lessor in respect of an oil, gas and mineral lease and any rights retained by a party pursuant to a farmout agreement) or encumbrance of any kind, and any other Right of or arrangement with any creditor to have his claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

         ENGINEERS means

                  Huddleston & Co. Inc.
                  1111 Fannin, Suite 1700
                  Houston, Texas 77002

or such other independent petroleum engineering firms selected by Borrower as shall be acceptable to Agent.

         ENVIRONMENTAL AND SAFETY REGULATIONS means all applicable federal, state or local laws, ordinances, codes, rules, orders and regulations with respect to any environmental, pollution, toxic or hazardous waste or health and safety law, including, without limitation, those promulgated by the United States Environmental Protection Agency, the Federal Energy Regulatory Commission, the Department of Energy, the Occupational Safety and Health Administration, the Department of the Interior, or any other federal or state regulatory agency, or any of their predecessor or successor agencies.

         EQUIPMENT means all surface or subsurface machinery, goods, equipment, fixtures, inventory, facilities, supplies or other personal or moveable property of whatsoever kind or nature (excluding property taken to the premises for temporary uses) now owned or hereafter acquired by a Company now or hereafter located on or under any of the lands attributable to the Properties which are used for the production, gathering, treatment, processing, storage or transportation of Hydrocarbons (together with all accessions, additions and attachments to any thereof), including, without limitation, all oil wells, gas wells, water wells, injection wells, casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, platforms, derricks, separators, compressors, gun barrels, flow lines, tanks, gas systems (for gathering, treating and compression), pipelines (including gathering lines, laterals and trunklines), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, telegraph, telephone and other communication systems, loading docks, loading racks, shipping facilities, platforms, well equipment, wellhead valves, meters, motors, pumps, tankage, regulators, furniture, fixtures, automotive equipment, forklifts, storage and handling equipment, together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, documentation and processes, warranties and records in connection therewith including, without limitation, any and all seismic data, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

         EURODOLLAR LOANS means those certain Loans bearing interest based upon the Eurodollar Rate.

         EURODOLLAR RATE means the rate (adjusted for statutory reserve requirements of eurocurrency liabilities) at which eurodollar deposits for one, two, three or six (or, if available and acceptable to Required Lenders, nine or twelve) months (as selected by Borrower) are offered to Agent in the Interbank eurodollar market, plus 1.75%.

         EURODOLLAR RATE ADVANCE means an Advance bearing interest based upon the Eurodollar Rate.

         FACILITY means the reducing revolving credit facility described in
SECTION 2.1.

         FEDERAL FUNDS RATE for any day means the rate set forth in H.15(519) or any successor publication published by the Board of Governors of the Federal Reserve System for that day opposite the caption "Federal Funds (Effective)," or if such rate is not yet published therein, the rate set forth in Composite 3:30 p.m. Quotations for U.S. Government Securities or any successor publication published by the Federal Reserve Bank of New York for that day under the caption "Federal Funds/Effective Rate". If such rates are not published in either publication, the rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day, as determined by Agent.

         FEE LETTER means the letter agreement dated March 23, 1998, between Borrower and Agent.

         FINANCIAL HEDGE means a swap, collar, floor, cap, futures or other contract which is intended to reduce or eliminate currency exchange risk or the risk of fluctuations in interest rates.

         FINANCIAL STATEMENTS of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared according to GAAP, except as permitted by SECTION 1.5, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable.

         GAAP means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

         HAZARDOUS MATERIALS means and includes (i) all elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by Congress or the Environmental Protection Agency or under any Hazardous Substance Laws (as hereinafter defined), and (ii) any "hazardous waste", "hazardous substance", "toxic substance", "regulated substance", "pollutant" or "contaminant" as defined under any Hazardous Substance Laws.

         HAZARDOUS SUBSTANCE LAWS means CERCLA, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Liquid Pipeline Safety Act of 1979, the Texas Natural Resources Code, the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Clean Air Act, the Texas Water Quality Act, the Texas Clean Air Act, Subchapter I of the Texas Water Code (Underground and Aboveground Storage Tanks), the Texas Solid Waste Disposal Act, any so-called federal, state or local "superfund" or "superlien" statute, and any other federal, state or local law, rule, regulation or ordinance related to the remediation, clean-up or reporting of environmental pollution or contamination or imposing liability (including strict liability) or standards of conduct concerning any Hazardous Materials, in each case, as amended.

         HEDGE means any Financial Hedge or Hydrocarbon Hedge.

         HYDROCARBONS means all Crude Oil, Natural Gas, distillate and sulphur, natural gas liquids and all products recovered in the processing of natural gas liquids, including, without limitation, natural gasoline, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane), produced from or attributable to the Properties.

         HYDROCARBON HEDGE means a swap, collar, floor, cap, futures or other contract which is intended to reduce or eliminate currency exchange risk or the risk of fluctuations in the price of Hydrocarbons.

         INDEBTEDNESS means and includes (i) all obligations for borrowed money of any kind or nature, including funded and unfunded debt or guarantees thereof and contingent obligations in respect of any of the foregoing including, without limitation, reimbursement obligations in respect of letters of credit, and (ii) all obligations of a Person for the acquisition or use of any fixed asset or improvements thereto and which are required to be capitalized on the balance sheet of such Person in accordance with GAAP, including Capital Leases, which are payable over a period longer than one year or guarantees thereof, regardless of the term thereof or the Person or Persons (each as hereinafter defined) to whom the same is payable.

         INITIAL RESERVE REPORT means the reserve report dated effective as of December 31, 1997, and prepared by Engineers with respect to the Properties and delivered to and accepted by Agent prior to the date hereof.

         INTEREST COVERAGE RATIO means, as of the last day of any fiscal quarter of the Companies, the ratio of (i) EBITDA for the four fiscal quarters ending on such date, to (ii) interest expense on all Indebtedness, including LC fees described in SECTION 2.25(c) of the Agreement, for the four fiscal quarters ending on such date.

         INTEREST PERIOD is defined in SECTION 2.13(a).

         INTERESTS means with respect to the Properties, all of the Companies':

         (a) rights in and to oil, gas and mineral leases and the estates created thereby, including without limitation, working or undivided interests therein, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests or back-in interests. The term "OIL, GAS AND MINERAL

LEASES" includes, in addition to oil, gas and mineral leases, oil and gas leases, oil, gas and sulphur leases, other mineral leases, co-lessor's agreements and extensions, amendments, ratification and subleases of all or any of the foregoing, all as may be appropriate;

         (b) mineral interests, royalty interests and fee interests, whether the same be term, freehold, participating or non-participating, and any other right or estate which conveys upon the owner thereof the right to grant oil, gas and mineral leases to third parties to explore for, to discover and to produce Hydrocarbons;

         (c) all rights, titles, interests and estates in and to present and future drilling, spacing, proration or production units, as created by the terms of any unitization, communitization and pooling agreements, and all properties, property rights and estates created thereby which include, belong or appertain to the estates, rights and interests described in the foregoing paragraphs, including, without limitation, all such units formed voluntarily or under or pursuant to any Law relating to any of such estates, rights and interests; and

         (d) all rights, titles, interests and estates in and to present and future salt water disposal facilities or any contract, lease or other agreement relating thereto.

         INVESTMENT in any Person means the amount paid or committed to be paid or the value of property or wages contributed or committed to be contributed by the Person making the Investment on its account for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or any evidence of indebtedness by reason of a loan, advance, extension of credit, guaranty or other similar obligation of any debt, liability or indebtedness of such Person in whom the Investment is made.

         LAWS means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions and interpretations of any Tribunal.

         LC means each standby letter of credit made available by Agent pursuant to SECTION 2.10.

         LC EXPOSURE means, at any time (without duplication), the sum of (a) the aggregate undrawn and uncancelled portions of all outstanding LCs plus (b) the aggregate unpaid reimbursement obligations of Borrower under drawings or drafts under any LC, excluding Advances to fund such reimbursement obligations under SECTION 2.10.

         LC REQUEST means a request substantially in the form of EXHIBIT D.

         LEASE or LEASES means whether one or more, (i) those certain oil and gas leases set forth in the description of the Property attached as Exhibit A to the initial Mortgage, and any other interests in the Leases and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such Lease or Leases, or (ii) other oil, gas and/or mineral leases or other interests pertaining to the Properties which may now and hereafter be made subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases.

         LENDERS means the financial institutions named on SCHEDULE 1 or on the most recently amended SCHEDULE 1, if any, delivered by Agent under this Agreement, and, subject to this Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement).

         LOAN DOCUMENTS means (a) this Agreement, certificates and reports delivered under this Agreement, and exhibits and schedules to this Agreement,
(b) the Notes, the Security Documents, the Fee Letter, and any other agreements, documents and instruments ever executed in favor of Agent or Lenders (or Agent on behalf of Lenders) and delivered in connection with or under this Agreement or otherwise delivered in connection with all or any part of the Obligation, (c) all LCs and applications therefor, and (d) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing.

         LOANS means loans under the Facility not to exceed the Total Commitment in the aggregate outstanding at any one time.

         MCF means one thousand cubic feet.

         MATERIAL ADVERSE EVENT means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) material impairment of the ability of any Company to perform any of its payment or other material obligations under any Loan Document, (b) material impairment of the ability of Agent or any Lender to enforce (i) any of the material obligations of any Company under this Agreement or (ii) any of its Rights under the Loan Documents, unless the cause of such impairment results from any action or lack of action by Agent or Lenders, (c) material and adverse effect on the financial condition of Borrower individually, or the Companies as a whole, as represented to Lenders in the Current Financials, (d) material and adverse effect on any part of the Collateral having a fair market value of at least $1,000,000 at such time, or (e) Default or Potential Default.

         MHI is defined in SECTION 4.3.

         MORTGAGE means a Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement (or similar instrument) as the same may be modified, amended or supplemented pursuant to the terms of this Agreement executed by a Company and granting a first and prior lien to or for Agent on behalf of Lenders in the Mortgaged Properties subject only to the Permitted Encumbrances.

         MORTGAGED PROPERTY or MORTGAGED PROPERTIES means the property described on Exhibit A to each Mortgage.

         NATURAL GAS means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Properties.

         NET REVENUE INTEREST means with respect to any Property, the decimal or percentage share of production from or allocable to such Property, after deduction of all overriding royalties and other burdens on production applicable thereto, that an owner of a corresponding Working Interest in such Property is entitled to receive.

         NOTES means each promissory note executed by Borrower and delivered to a Lender pursuant to the terms of SECTION 2.4 substantially in the form of EXHIBIT A, together with all renewals, extensions and rearrangements thereof.

         OBLIGATIONS means and includes all loans and advances (including the Loans), debts, liabilities, obligations, covenants and duties owing by any Company to Agent or Lenders or any Affiliate of Agent or Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising directly or indirectly, under any Loan Document or any Hedge between a Company and Agent (or any Lender). The term includes, but is not limited to, all interest, reasonable charges, expenses, consultants' and attorneys' fees and any other sum chargeable to any Company under any Loan Document or any Hedge between a Company and Agent (or any Lender).

         OPERATING AGREEMENTS means all joint operating agreements relating to the Properties.

         OPERATOR shall mean any Company and any other operators, including contract operators, of the Properties (as such terms are generally understood in the oil and gas industry).

         PARTICIPANT is defined in SECTION 11.2.

         PERMITTED DEBT means (a) the Obligations, (b) obligations to pay Taxes,
(c) accounts payable in the ordinary course of business (including, without limitation, customary bonuses, delay rentals, shut-in payments and royalties payable in connection with the production of Hydrocarbons), (d) purchase money obligations of up to $500,000 at any time for all of the Companies so long as they do not exceed the fair market value of the property purchased therewith,
(e) obligations under Hedges permitted under this Agreement, (f) obligations under Capital Leases, the aggregate unpaid principal amount of which shall not exceed $500,000 at any time for all of the Companies, (g) obligations with respect to the Senior Note Offering (including guaranties of the Senior Notes by Subsidiaries of Borrower, and the obligations under the Indenture, as amended or supplemented from time to time, governing the terms of the Senior Notes), (h) obligations to deliver approximately 4 BCF of natural gas to Mobil Producing Texas & New Mexico Inc.("MOBIL PRODUCING") as the deferred purchase price for certain of the Properties pursuant to the terms of that certain South Callaghan Ranch (Lobo) Assets Agreement dated April 20, 1998 between Borrower and Mobil Exploration & Producing U.S. Inc., as Agent for Mobil Producing, (i) inter-Company loans and advances, and (j) other Indebtedness not to exceed, in the aggregate at any time outstanding, an amount equal to $500,000 for all of the Companies.

         PERMITTED ENCUMBRANCES means (a) Encumbrances securing the Obligations,
(b) Encumbrances securing any purchase money obligation included in Permitted Debt if such Encumbrances encumber only the property for which such purchase money obligation was incurred and such property is not part of the Collateral,
(c) in respect of the Mortgaged Properties, existing burdens, terms of operating agreements, assignments, sales contracts and other agreements in effect on the date hereof relating to the Mortgaged Properties, and minor defects in title which do not restrict the full use and other benefits of ownership by or the ability to receive a share of production equal to the Net Revenue Interest of the Companies therein and which are ordinarily and customarily waived by reasonable and prudent operators, (d) Encumbrances related to any Capital Lease included in Permitted Debt if such Encumbrances encumber only the property demised by such lease, (e) Encumbrances for Taxes not yet due and payable, (f) inchoate liens in respect of mechanics, materialmen, laborers, warehousemen, royalty owners, subcontractors, and operators under joint or unit operating agreements, or statutory or contractual landlord liens and security interests if discharged in the ordinary course of business or while being contested in good faith and by appropriate and lawful proceedings diligently conducted if reserve or other appropriate provision (if any) required by GAAP has been made, so long as such Encumbrances do not materially detract from the value of the property in question, or materially impair the use thereof, (g) pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions or other social security programs, (h) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of 10% of the aggregate amount due thereunder, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds in the ordinary course of business), and (i) any obligations or liens with respect to Employee Plans.

         PERMITTED INVESTMENTS means

1. The following (i.e., "GOVERNMENT SECURITIES") if due within one year after issuance: (a) Readily marketable direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America; and (b) readily marketable obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

2. Readily marketable direct obligations of any state of the United States of America given on the date of such investment a credit rating of at least Aaa by Moody's Investors Service, Inc. ("MOODY'S") or AAA by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), in each case due within one year from the making of the investment.

3. Certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any (a) Lender or (b) bank incorporated under the Laws of the United States of America or any of its states and given on the date of the investment a short-term certificate of deposit credit rating of at least P-1 by Moody's or A-1 by S&P, in each case due within one year after the date of the making of the investment.

4. Certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of the investment a short-term certificate of deposit credit rating of at least P-1 by Moody's or A-1 by S&P, in each case due within one year after the date of the making of the investment.

5. Repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934 having on the date of the investment capital of at least $100,000,000, due within 30 days after the date of the making of the investment, so long as the maker of the investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in the Government Securities as soon as practicable after the making of the investment.

6. Readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in ITEMS 3 and 4 above given on the date of the investment a credit rating of at least P-1 by Moody's or A-1 by S&P, in each case due within 90 days after the date of the making of the investment.

7. "Money market preferred stock" issued by a corporation incorporated under the Laws of the United States of America or any of its states given on the date of the investment a credit rating of at least Aaa by Moody's and AAA by S&P, in each case having an investment period not exceeding 50 days, so long as (a) the amount of all the investments issued by the same issuer does not exceed $10,000,000 and (b) the aggregate amount of all the investments does not exceed $50,000,000.

8. A readily redeemably "money market mutual fund" sponsored by a bank described in ITEMS 3 and 4 above, or a registered broker or dealer described in ITEM 5 above, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in ITEMS 1 through 7 above and having on the date of those investment total assets of at least $1,000,000,000.

9. Loans, advances or investments set forth on SCHEDULE 4.13 that never exceed a total of $250,000 outstanding at any time to Borrower's directors, officers and employees.

10.      Loans to MHI made pursuant to SECTION 7.12 and set forth on SCHEDULE
         4.13.

11.      Inter-Company loans, advances and investments which are set forth on
         SCHEDULE 4.13.

12. Other loans, advances or investments that never exceed a total of $1,000,000 outstanding at any time for all of the Companies, and which are set forth on SCHEDULE 4.13.

         PERSON means an individual, corporation, partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         POTENTIAL DEFAULT means the occurrence of any event or the existence of any circumstance that would, upon notice or lapse of time or both (unless cured or waived), become a Default.

         PRIME RATE is defined in the definition of "ABR" in this Agreement.

         PRINCIPAL DEBT means, at any time, the unpaid principal balance of all Advances.

         PRO RATA and PRO RATA PART means, when determined for any Lender, either (i) such Lender's Commitment Percentage or (ii) if the Total Commitment has been terminated or canceled, the proportion (stated as a percentage) that such Lender's Advances bears to the Principal Debt.

         PRODUCTION REPORT means a report substantially in the form of EXHIBIT B with all information called for therein duly completed.

         PROPERTY or PROPERTIES means all of the Companies' net proved oil and gas reserves.

         RELATED CLOSING COSTS means the fees and expenses of counsel for Agent and the fees and expenses of engineers and other consultants for Agent in connection with the due diligence, negotiation and preparation of documents relating to the Closing.

         RELEASE means Hazardous Materials that are pumped, spilled, leaked, disposed of, emptied, discharged or otherwise released into the environment.

         REPRESENTATIVES means representatives, officers, directors, employees, attorneys and agents.

         REQUIRED LENDERS means Lenders holding at least 75% of the Total Commitment, or if the Total Commitment has been terminated or canceled, Lenders holding at least 75% of the Principal Debt.

         RESERVE REPORT means an annual report in a form reasonably acceptable to Agent prepared by the Engineers in accordance with procedures customarily used by independent petroleum engineers in making such appraisals, including reasonable assumptions, estimates and projections as to expenses, reserves and rates of productions from the Properties. Assumptions in regard to future prices for Hydrocarbons shall be agreed to in advance by Borrower and Agent. In any event, all assumptions, estimates and projections shall be fully disclosed in the relevant Reserve Report. This report shall be an appraisal of the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves and the Proved Undeveloped Reserves (as such terms are generally understood and utilized by independent petroleum engineers in making such appraisals) reasonably estimated to be recoverable from all Interests of Borrower, based upon the assumptions, estimates and projections set forth in the relevant Reserve Report.

         RESPONSIBLE OFFICER means the chairman, president, chief executive officer, chief financial officer, chief operating officer, chief accounting officer, any vice president, controller or treasurer of Borrower.

         RIGHTS means rights, remedies, powers, privileges and benefits.

         ROYALTY INTEREST means the volume of production from or allocable to any particular Property which the owners of royalty rights, including but not limited to overriding royalty rights, and other rights to receive production, other than by virtue of ownership of Working Interests, in any particular Property are entitled to take in kind or for which they are entitled to be paid.

         SECURITY DOCUMENTS means the Mortgage, and any other agreement or writing evidencing any Encumbrance executed in favor of Agent on behalf of Lenders in or on the Collateral and any other documents relevant thereto.

         SENIOR NOTE OFFERING means that certain offering of $135 million of 11.5% Senior Notes of Borrower which are unsecured and due April 1, 2005 by Bear, Stearns & Co., Inc., Jeffries & Company, Inc. and Raymond James & Associates, Inc., which offering is more particularly described in that certain Offering Memorandum dated March 30, 1998 and that certain exchange offering for such 11.5% Senior Notes in exchange for new 11.5% Senior Notes of Borrower having terms substantially identical thereto (both such old and new 11.5% Senior Notes, limited in the aggregate to $135,000,000 in outstanding principal amount, being referred to herein as the "SENIOR NOTES").

         SHAREHOLDERS' AGREEMENT means the MHI Shareholders' Agreement dated as of July 1, 1996, among the Shareholders of MHI.

         SOLVENT means when used with respect to any Person, that as of the date as to which the Person's solvency is to be measured: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including income tax liabilities) as they become absolute and matured; and (b) it is able to meet its debts as they mature.

         SUBSIDIARY means for any Person, any corporation, partnership, or other business entity of which more than fifty percent (50%) of the issued and outstanding securities (or other ownership interests) having ordinary voting power for the election of directors (or other persons performing similar functions) is owned directly or indirectly, by such Person and/or one or more of its subsidiaries.

         TAXES means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises or assets.

         TERMINATION DATE means the fourth anniversary of the Closing Date.

         TOTAL COMMITMENT means, at any time, the sum of the Committed Amounts for all Lenders under this Agreement (as reduced or canceled) then in effect.

         TRIBUNAL means any (a) local, state or federal judicial, executive or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

         TYPE means any type of Advance determined with respect to the applicable interest option.

         UCP means the Uniform Customs and Practice for Documentary Credits (1993 version), International Chamber of Commerce Publication No. 500 (as amended or modified).

         WELL means any existing oil or gas well or salt water disposal well or any other well located on or related to the Properties, as described on Exhibit A to the Mortgage, or any well which may hereafter be drilled and/or completed thereon, or any facility or equipment in addition to or replacement of any thereof.

         WORKING INTEREST means the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

         1.2      Capitalized Terms. Capitalized terms not otherwise defined in
SECTION 1.1 shall have the meanings so given elsewhere in this Agreement.

         1.3 Determination of Reserves. All determinations of amounts and types of reserves shall be made in accordance with Society of Petroleum Engineers definitions.

         1.4 Gender of Words. Words of any gender include each other gender where appropriate.

         1.5 Accounting Principles. Under the Loan Documents, unless otherwise stated, (a) GAAP determines all accounting and financial terms, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, and (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period.

                                   ARTICLE II
                                 THE COMMITMENT

         2.1 Maximum Amount of Facility. Subject to and in reliance upon the terms, conditions, representations and warranties in the Loan Documents, Lenders severally and not jointly agree to make to Borrower on one or more Business Days prior to the Termination Date (subject to the limitation on the number of Interest Periods that may exist at any time under SECTION 2.13) secured loans on a reducing revolving basis (the "LOANS") in an amount up to an aggregate principal amount outstanding at any one time of the lesser of such Lender's Committed Amount or its Pro Rata Part of the Borrowing Base. Borrower acknowledges that Lenders do not intend to advance Borrower any amount which would at any point in time cause the aggregate principal amount of the Loans and the undrawn amount of all LCs to exceed the Borrowing Base; provided, however, that if obligations of Borrower under the Loans together with the undrawn amount of all LCs exceed such amount, all such obligations shall nevertheless constitute Obligations under this Agreement and shall be entitled to the benefit of the Collateral. Prior to the Termination Date, any Principal Debt prepaid may, subject to the conditions of this Agreement, be reborrowed hereunder, and this Agreement shall not be deemed terminated or canceled solely because the Obligations may from time to time be paid in full.

         2.2 Purpose of Advances. Proceeds of the Loans shall be used to finance working capital needs of Borrower and for its general corporate purposes in the ordinary course of business. Multiple Advances shall be permitted under the Loans, provided that all conditions precedent thereto set forth in ARTICLE VIII have been satisfied.

         2.3      Advance Procedure.

                  (a) Each Advance shall be in an amount of not less than $500,000 or a greater integral multiple of $250,000 (unless the amount available for borrowing is less). With respect to Advances, Borrower must give Agent prior written notice in substantially the form of EXHIBIT C of the Advance to be made and specifying the date and amount thereof and whether such Advance is to be an ABR Advance or a Eurodollar Rate Advance and, if a Eurodollar Rate Advance, the Interest Period therefor pursuant to SECTION 2.13(a) (a "BORROWING REQUEST"). A Borrowing Request for an ABR Advance must be delivered to Agent by 11:00 a.m. New York time on the day of the Advance. A Borrowing Request for a Eurodollar Rate Advance must be delivered to Agent by 1:00 p.m. New York time on the third Business Day prior to the day of the Advance. Each Borrowing Request shall be irrevocable and binding on Borrower.

                  (b) On the Borrowing Date, each Lender shall remit its Commitment Percentage of each requested Advance to Agent's office in New York City, in funds that are available for immediate use by Agent by 12:00 noon on the applicable Borrowing Date. Subject to receipt of such funds, Agent shall (unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by Borrower or waived by Required Lenders) make such funds available to Borrower by deposit into the operating account maintained by Borrower with Agent in New York City (or such other account as may be designated by Borrower in the Borrowing Notice and is acceptable to Agent); and absent contrary written notice from a Lender, Agent may assume that each Lender has made its Commitment Percentage of the requested Advance available to Agent on the applicable Borrowing Date, and Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount. If a Lender fails to make its Commitment Percentage of any requested Advance available to Agent on the applicable Borrowing Date, Agent may recover the applicable amount on demand (i) from that Lender, together with interest at the Federal Funds Rate during the period commencing on the date the amount was made available to Borrower by Agent and ending on (but excluding) the date Agent recovers the amount from that Lender, or
         (ii) if that Lender fails to pay its amount upon demand, then from Borrower, together with interest at the rate applicable to the requested Advance during the period commencing on the Borrowing Date and ending on (but excluding) the date Agent recovers the amount from Borrower. No Lender is responsible for the failure of any other Lender to make its Commitment Percentage of any Advance.

         2.4 Notes. Borrower's obligation to repay the Loans shall be evidenced by promissory notes executed by Borrower substantially in the form of EXHIBIT A in favor of each Lender.

         2.5      Interest.

                  (a) Interest. All interest shall be computed on the actual number of days elapsed over a year comprised of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed. In the case of ABR Loans, interest shall be due and payable in accordance with SECTION
         2.7 in immediately available funds quarterly in arrears and in full on the Termination Date. In the case of Eurodollar Loans, interest shall be due on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period. Each change in the Eurodollar Rate shall take effect for new Eurodollar Rate Advances on the date of such Eurodollar Rate Advance and with respect to outstanding Eurodollar Rate Advances, on the first day of each new Interest Period therefor.

                  (b) Interest Recapture. If at any time the interest rate designated by Borrower pursuant to SECTION 2.3 (the "DESIGNATED RATE") exceeds the Highest Lawful Rate, the rate of interest on such Advance shall be limited to the Highest Lawful Rate, but any subsequent reductions in the Designated Rate shall not reduce the rate of interest thereon below the Highest Lawful Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if the Designated Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if the Designated Rate had at all times been in effect, then, at such time and to the extent permitted by Law, Borrower shall pay an amount equal to the positive difference, if any, between (a) the lesser of the amount of interest which would have accrued if the Designated Rate had at all times been in effect and the amount of interest which would have accrued if the Highest Lawful Rate had at all times been in effect, and
         (b) the amount of interest actually paid or accrued on such Note.

         2.6      Repayment of Principal of and Interest.

                  (a) On the Termination Date, Borrower shall pay to each Lender all outstanding principal and accrued and unpaid interest under the Loans.

                  (b) If no Default or Potential Default exists, any payment shall be applied to the Obligations in the order and manner directed by Borrower. If a Default or Potential Default exists, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Agent or Lenders have not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date);
         (ii) to accrued interest on the Principal Debt; (iii) to the Principal Debt outstanding; (iv) to any LC reimbursement obligations that are due and payable and that remain unfunded; (v) to the remaining Obligations in the order and manner Required Lenders deem appropriate; and (vi) as a deposit with Agent, for the benefit of Lenders, as security for and payment of any subsequent LC reimbursement obligations.

         2.7 Time and Place of Payments. Each payment or prepayment on the Obligations must be paid at Agent's principal office in New York, New York, in funds which are or will be available for immediate use by Agent by 2:00 p.m. (New York time) on the day due. If any action is required or any payment is to be made on a day which is not a Business Day, then such action or payment may be delayed until the next succeeding Business Day; provided that, with respect to a Eurodollar Rate Advance, if the next succeeding Business Day is in the next calendar month, such payment shall be taken or made on the next-preceding Business Day. Any extension of time shall be included in the computation of payments of interest and fees. Agent shall pay to each Lender any payment or prepayment to which that Lender is entitled on the same day Agent receives the funds from Borrower if Agent receives the payment or prepayment before 2:00 p.m. and otherwise before 2:00 p.m. on the following Business Day. If and to the extent that Agent does not make payments to Lenders when due, unpaid amounts shall accrue interest at the Federal Funds Rate from the due date until (but not including) the payment date.

         2.8      Optional Prepayment; Cancellation of Commitments.

                  (a) Borrower may, without premium or penalty, and upon at least one Business Day's irrevocable written notice to Agent, prepay the Principal Debt from time to time and at any time, in whole or in part, without penalty, but subject to the provisions of SECTION 2.18(b); provided that (i) each prepayment shall be in an amount of not less than $500,000 or a greater integral multiple of $250,000 in excess thereof, and (ii) all accrued interest on the amount prepaid shall be paid to the date of such prepayment. A notice of prepayment from Borrower shall constitute a binding obligation of Borrower to make a prepayment on the date stated therein. Amounts prepaid under this
         SECTION 2.8(a) may be reborrowed in accordance with this ARTICLE II.

                  (b) Agent may, without premium or penalty to Borrower, apply to the Principal Debt insurance proceeds in excess of $500,000 received by Agent pursuant to SECTION 6.9.

                  (c) Borrower may, without premium or penalty, and upon at least three Business Days' prior irrevocable written notice to Agent, terminate all or part of the unused portion of the Total Commitment. Each partial termination must be in an amount of not less than $500,000 or a greater integral multiple of $250,000, and shall be Pro Rata among all Lenders. Once terminated or reduced, the Total Commitment may not be increased or reinstated without the agreement of all parties hereto.

         2.9 Mandatory Prepayment. If the Principal Debt (together with LC Exposure) ever exceeds the Borrowing Base or the Total Commitment (as either may be reduced or canceled in accordance with this

Agreement), Borrower shall, within 30 days, either repay such excess in full or (in the case of a Borrowing Base Deficiency) provide additional collateral acceptable to Required Lenders to increase the Borrowing Base in an amount sufficient to eliminate such Borrowing Base Deficiency.

         2.10     LC Subfacility.

                  (a) $6,000,000 LC Subfacility. Subject to the terms and conditions of this Agreement and applicable Law, a portion of the Facility not in excess of $6,000,000 shall be available to Borrower for the issuance of LCs by Agent, in the capacity of Issuing Lender, for Borrower's account upon Borrower's delivery of an LC Request in the form of EXHIBIT D, which must be received by Agent no later than 10:00 a.m. on the second Business Day before the requested LC is to be issued; provided that the LC Exposure under this SECTION 2.10(a) may not exceed $6,000,000.

                  (b) Expiration of LCs. No LC issued under this SECTION 2.10(a) shall have an expiration date after the earlier of (i) 18 months after the date of issuance and (ii) five Business Days prior to the Termination Date; provided, however, that any such LC may provide for the automatic renewal thereof for additional periods of up to 18 months each (which shall in no event extend beyond the date referred to in clause (ii) above).

                  (c) To induce Agent to issue and maintain LCs, and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse Agent on or before the actual payment date with respect to any draft or draw under any LC, (i) the amount paid or to be paid by Agent and (ii) promptly, upon demand, any fees due under SECTION 2.25(c) with respect to such LC. If Borrower does not timely pay or reimburse Agent for any drafts or draw requests paid or to be paid, Agent is irrevocably authorized to fund Borrower's reimbursement obligations as an ABR Advance and the proceeds of such ABR Advance shall be advanced directly to Agent to pay Borrower's unpaid reimbursement obligations. If funds cannot be advanced or if Agent elects not to exercise the authority granted it for the immediately preceding sentence to fund the reimbursement obligations as an ABR Advance, then Borrower's reimbursement obligation shall constitute a demand obligation bearing interest at the Default Rate from the date Agent pays the applicable draft or draw request through the date Agent is paid or reimbursed by Borrower. Borrower's obligations under this
         SECTION 2.10(c) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have at any time against Agent or any other Person, provided that Borrower shall have no liability or obligation for any reimbursement obligations arising in respect of draft or draw requests honored by Agent as a result of Agent's gross negligence or willful misconduct.

                  (d) Immediately upon Agent's issuance of any LC, Agent shall be deemed to have sold and transferred to each Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation (to the extent of such Lender's Pro Rata Part) in the LC and all applicable rights of Agent in the LC (other than rights to receive certain fees payable solely to the Issuing Lender provided for in SECTION 2.25(c)). Agent agrees to provide a copy of each LC to each other Lender promptly upon request. However, Agent's failure to promptly send to Lenders a copy of an issued LC shall not affect the rights and obligations of Agent and Lenders under this Agreement.

                  (e) All LCs shall count against the Borrowing Base and at no time may the total of (a) the Principal Debt and (b) the LC Exposure, exceed the Borrowing Base. Draws under any LC shall be reimbursed by Borrower (whether with its own funds or with the proceeds of the Loans) on the same Business Day.

                  (f) Agent shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any LC (but failure to give notice will not affect Borrower's obligations under this Agreement). Agent shall pay the requested amount upon presentment of a draft or draw request, unless presentment on its face does not comply with the terms of the applicable LC. When making payment, Agent may disregard (i) any default or potential default that exists under any agreement (other than the LC) and (ii) obligations under any agreement (other than the LC) that have or have not been performed by the beneficiary or any other Person (and Agent is not liable for any of those obligations). Borrower's reimbursement obligations to Agent and Lenders, and each Lender's obligations to Agent, are absolute and unconditional irrespective of, and Agent is not responsible for, (1) the validity, enforceability, sufficiency, accuracy or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent or forged), (2) any dispute by any Company with, or any Company's claims, setoffs, defenses, counterclaims or other Rights against, Agent, any Lender or any other Person, or (iii) the occurrence of any Default, provided that Borrower shall have no liability or obligation for any reimbursement obligations arising in respect of draft or draw requests honored by Agent as a result of Agent's gross negligence or willful misconduct.

                  (g) If Borrower fails to reimburse Agent as provided in this SECTION 2.10 and funds are not advanced to satisfy the reimbursement obligations, Agent shall promptly notify each Lender of Borrower's failure, of the date and amount paid, and of each Lender's Pro Rata Part of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to Agent in immediately available funds its Pro Rata Part of the unpaid reimbursement obligation. Such funds are due and payable to Agent before the close of business on (i) the Business Day Agent gives notice to each Lender of Borrower's reimbursement failure if the notice is received by a Lender before 12:00 noon in the time zone where such Lender's office listed on
         SCHEDULE 1 is located, or (ii) on the next succeeding Business Day after the Business Day Agent gives notice to each Lender of Borrower's reimbursement failure, if notice is received after 12:00 noon in the time zone where such Lender's office listed on SCHEDULE 1 is located. All amounts payable by any Lender accrue interest at the Federal Funds Rate from the day the applicable draft or draw is paid by Agent to (but not including) the date the amount is paid by Lender to Agent.

                  (h) Borrower acknowledges that each LC is deemed issued upon delivery to the beneficiary or Borrower. If Borrower requests any LC be delivered to Borrower rather than the beneficiary, and Borrower subsequently cancels that LC, Borrower agrees to return it to Agent together with Borrower's written certification that it has never been delivered to the beneficiary. If any LC is delivered to the beneficiary under Borrower's instructions, Borrower's cancellation is ineffective without Agent's receipt of the LC and the beneficiary's written consent to the cancellation.

                  (i) Agent agrees with each Lender that it will examine all documents with reasonable care to ascertain that they appear on their face to be in accordance with the terms and conditions of the LC. Each Lender and Borrower agree that, in paying any draft or draw under any LC, Agent has no responsibility to obtain any document (other than any documents expressly required by the respective LC) or to ascertain or inquire as to any document's validity, enforceability, sufficiency, accuracy or genuineness or the authority of any Person delivering it. Neither Agent nor its Representatives will be liable to any Lender or any Company for any LC's use or for any beneficiary's acts or omissions. Any action, inaction, error, delay or omission taken or suffered by Agent or any of its Representatives in connection with any LC, applicable draws, drafts or documents, or the transmission, dispatch or delivery of any related message or advice, if in conformity with applicable Laws and in accordance with the standards of care specified in the UCP, is binding upon Borrower and Lenders. Agent is not liable to any Company or any Lender for any action taken or omitted by Agent or its Representative in connection with any LC in the absence of gross negligence or willful misconduct.

                  (j) On the Termination Date, upon the cancellation of the Total Commitment under SECTION 2.8, during the continuance of a Default under SECTION 9.1(d) or 9.1(e), or upon any demand by Agent during the continuance of any other Default, Borrower shall provide to Agent, for the benefit of Lenders, cash collateral in an amount equal to the then-existing LC Exposure. Any cash collateral provided by Borrower to Agent in accordance with this SECTION 2.10(j) shall be deposited by Agent in an interest bearing cash collateral account maintained with Agent at the office of Agent and invested in obligations issued or guaranteed by the United States and, upon the surrender of any LC, Agent shall deliver the appropriate funds on deposit in such collateral account to Borrower together with interest accrued on such funds.

                  (k) THE COMPANIES SHALL PROTECT, INDEMNIFY, PAY, AND SAVE AGENT, EACH LENDER AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, DAMAGES, LOSSES, COSTS, CHARGES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) WHICH ANY OF THEM MAY INCUR OR BE SUBJECT TO AS A CONSEQUENCE OF THE ISSUANCE OF ANY LC, ANY DISPUTE ABOUT IT, ANY CANCELLATION OF ANY LC BY BORROWER, OR THE FAILURE OF AGENT TO HONOR A DRAFT OR DRAW REQUEST UNDER ANY LC AS A RESULT OF ANY ACT OR OMISSION (WHETHER RIGHT OR WRONG) OF ANY PRESENT OR FUTURE TRIBUNAL. HOWEVER, NO PERSON IS ENTITLED TO INDEMNITY UNDER THE FOREGOING FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                  (l) Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this Agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this Agreement and drafts and draws under each LC are part of the Obligations.

         2.11     Borrowing Base.

                  (a) During the period from and after the Closing Date until the Borrowing Base is redetermined in accordance with this SECTION 2.11, the amount of the Borrowing Base shall be $30,000,000. The Borrowing Base shall be reduced on the last day of each calendar quarter, commencing March 31, 1999, and thereafter through the Termination Date, by the amount (the "BB REDUCTION AMOUNT") set forth on SCHEDULE 2 (or any revised SCHEDULE 2 ever delivered by Agent under this SECTION 2.11(a)) corresponding with the last day of the applicable calendar quarter. In addition, the Borrowing Base and the BB Reduction Amounts shall be automatically reduced from time to time upon the disposition of any Collateral by the Borrowing Base value and the BB Reduction Amounts, if any, assigned to such Collateral by Agent. The Borrowing Base and the BB Reduction Amount shall be determined in accordance with SECTION 2.11(b) by Agent and approved by Required Lenders as described below. The Borrowing Base and the BB Reduction Amounts are subject to redetermination in accordance with SECTION 2.11(d). Upon any redetermination of the Borrowing Base and the BB Reduction Amounts, such redetermination shall remain in effect until the next successive date that the Borrowing Base and BB Reduction Amounts are again redetermined and become effective under
         SECTION 2.11(d) and Agent shall promptly advise Borrower and each Lender of the redetermined Borrowing Base and circulate a revised
         SCHEDULE 2 reflecting such redetermined BB Reduction Amounts. So long as any part of the Total Commitment is in effect and until all of the Loans outstanding hereunder are paid in full, this Agreement shall be governed by the then effective Borrowing Base.

                  (b) Agent will within thirty days of receipt of the most recent Reserve Report delivered under SECTION 5.5, and such other data and supplemental information as may, from time to time, be reasonably requested by Agent, redetermine the Borrowing Base and BB Reduction Amounts based on such Reserve Report and propose such redetermined Borrowing Base and BB Reduction Amounts to Lenders. After receiving notice of the proposed Borrowing Base and BB Reduction Amounts, Lenders shall have 15 days to agree or disagree with such proposal. Each redetermination of the Borrowing Base and BB Reduction Amounts must be approved by Required Lenders. Failure of a Lender to object to a proposed redetermination within 15 days after notice thereof is given to such Lender by Agent shall be deemed an approval of such redetermination by such Lender. If the Required Lenders cannot agree on the amount of such redetermined Borrowing Base and/or BB Reduction Amount within such time, the greater of (i) the lowest redetermination by any Lender, and (ii) the current Borrowing Base and BB Reduction Amount shall be in effect until the Required Lenders can reach an agreement as to the amount of the redetermined Borrowing Base and BB Reduction Amount.

                  (c) Agent may exclude any Property (other than Properties which have a present value (discounted at 10%) in the aggregate of not more than 10% of the total present value of all Properties), or any portion of production therefrom from the Borrowing Base, at any time, because the status of title to such Property is not reasonably satisfactory or because such Property is not subject to a first priority lien in favor of Agent as security for the Obligations or because of receipt of a notice of non-consent delivered pursuant to
         SECTION 6.20.

                  (d) So long as any of the Total Commitment is in effect and until payment in full of all Loans hereunder, effective on or about the last day of each April and October, commencing on October 31, 1998 ("SCHEDULED REDETERMINATION DATES"), Agent, with the approval of Required Lenders, shall redetermine the amount of the Borrowing Base and the BB Reduction Amount in accordance with SECTION 2.11(b). In addition, at any time (i) Borrower may request up to two redeterminations of the Borrowing Base and the BB Reduction Amount at any time during any consecutive twelve-month period (an "UNSCHEDULED REDETERMINATION"), and (ii) Required Lenders may initiate an Unscheduled Redetermination at any time; provided, however, that Required Lenders may initiate only two such Unscheduled Redeterminations during any consecutive twelve-month period, and (iii) any dispositions by Borrower of Collateral in any calendar year for aggregate consideration in excess of the lesser of $4,000,000 or 5% of Borrower's total proved reserve value as determined by Agent shall permit the Required Lenders to initiate an Unscheduled Redetermination. Any Unscheduled Redetermination shall be in accordance with SECTION 2.11(b).

         2.12 Quotation of Rates. Any representative of Borrower may call Agent on or before the date on which notice of a Designated Rate is to be delivered by Borrower in order to receive an indication of the rates then in effect, but such projection shall not be binding upon Agent or Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

         2.13     Eurodollar Interest Periods; Rollovers; Conversions.

                  (a) When Borrower gives a Borrowing Request under SECTION 2.3(a) that includes a Eurodollar Rate Advance, Borrower shall specify the interest period (each an "INTEREST PERIOD") applicable thereto, which shall, at the option of Borrower, be a period of 1, 2, 3 or 6 (or if acceptable to Lenders, 9 or 12) month period; provided that (a) the initial Interest Period for a Eurodollar Rate Advance shall commence on the date of such Advance and each Interest Period occurring thereafter in respect of such Advance shall commence on the day on which the next preceding Interest Period applicable thereto expires, (b) if any Interest Period for a Eurodollar Rate Advance begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month, (c) no Interest Period may be chosen for a Eurodollar Rate Advance which would extend beyond the Termination Date, and (d) no more than five Interest Periods for Eurodollar Rate Advances shall be in effect at one time. Agent shall promptly notify each Lender of its receipt of any such notice and its contents.

                  (b) Upon the occurrence and during the continuance of a Default hereunder, the rate of interest applicable to the Loans shall be two percent (2%) over the interest rate otherwise applicable hereunder (the "DEFAULT RATE").

                  (c) On any Business Day, Borrower may convert an ABR Advance to a Eurodollar Rate Advance if Borrower is in compliance with
         ARTICLE VIII. At the end of an Interest Period, Borrower may "rollover" a Eurodollar Rate Advance into another Eurodollar Rate Advance if Borrower is in compliance with SECTION 8.3 or convert a Eurodollar Rate Advance to an ABR Advance, in each case by giving written notice to Agent. Any such notice shall be irrevocable and binding on Borrower, shall be substantially in the form of EXHIBIT C, shall specify the Type of Advance and, in the case of a Eurodollar Rate Advance, the new Interest Period requested, and shall be delivered no later than 1:00 p.m. New York time on the third Business Day preceding the conversion or rollover. Agent shall promptly notify each Lender of its receipt of any such notice and its contents. If, upon the expiration of any Interest Period applicable to a Eurodollar Rate Advance, Borrower has failed to give notice of a desired conversion or rollover, Borrower shall be deemed to have converted such Advance to an ABR Advance.

         2.14 Basis Inadequate for Determining Eurodollar Rate. If, on or before any date on which a Eurodollar Rate is to be determined, Agent or any Lender determines (and Required Lenders agree with that determination) that (a) dollar deposits in the appropriate amount for the appropriate period are not available in the London inter-bank market, or (b) the applicable Eurodollar Rate does not accurately reflect the cost to Lenders of making or maintaining Advances for such Interest Period, then Agent shall promptly give notice of such determination to Borrower and Lenders and, until such condition no longer exists, Lenders' commitment hereunder to make Eurodollar Rate Advances shall be suspended.

         2.15 Additional Costs. With respect to any Law, requirement, request, directive or change affecting banking institutions generally:

                  (a) With respect to any Eurodollar Rate Advance or ABR Advance, if (i) any change in present Law or any future Law imposes, modifies, or deems applicable (or if compliance by any Lender with any such requirement of any Tribunal results in) any such requirement that any reserves (including, without limitation, any marginal, emergency, supplemental or special reserves) be maintained, and (ii) those reserves reduce any sums receivable by that Lender under this Agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any Eurodollar Rate Advance, or ABR Advance, then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) that Lender (through Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to that Lender upon demand, provided, however, that no Lender may claim any such compensation for any period of time prior to the date which is 90 days prior to the date such notice is received by Borrower. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

                  (b) With respect to any Advance or LC, if any change in present Law or any future Law regarding capital adequacy or compliance by Agent (as issuer of LCs) or any Lender with any request, directive or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise would have achieved (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by it to be material (and it may, in determining the amount, use reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Agent or that Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Agent or that Lender upon demand, provided, however, that no Lender may claim any such compensation for any period of time prior to the date which is 90 days prior to the date such notice is received by Borrower. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligations and termination of this Agreement.

                  (c) Any Taxes payable by Agent or any Lender or ruled (by a Tribunal) payable by Agent or any Lender in respect of any Loan Document shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any (except for (i)(1) Taxes imposed on or measured by the overall net income of Agent or that Lender (2) franchise or similar taxes of the Agent or that Lender and (3) amounts requested to be withheld for Taxes pursuant to the last sentence of
         SECTION 2.24 and (ii) interest and penalties incurred as a result of the gross negligence or willful misconduct of Agent or any Lender). Agent or that Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall promptly pay that amount to Agent for its account or the account of that Lender, as the case may be. If Agent or that Lender subsequently receives a refund of the Taxes paid to it by Borrower, then each recipient shall promptly pay the refund to Borrower.

         2.16 Illegality. If at any time any Law or any interpretation by a Tribunal of competent jurisdiction of any Law shall make it unlawful for any Lender to make or maintain Eurodollar Rate Advances, then such Lender (through Agent) shall promptly notify Borrower, and Lenders shall not be obligated to make any requested Eurodollar Rate Advance which would be unlawful with respect to any Lender.

         2.17     Replacement Lender. In the event any Lender invokes SECTION
2.15 or SECTION 2.16, then, unless such Lender has removed or cured the conditions actuating such Section, Borrower may designate a substitute lender reasonably acceptable to Agent (such lender referred to in this Agreement as a "REPLACEMENT LENDER") to purchase such Lender's rights and obligations with respect to its entire Pro Rata Part under this Agreement. Any such purchase shall be without recourse to or warranty by, or expense to, the Lender in accordance with SECTION 11.3, and shall have a purchase price equal to the outstanding principal amounts payable to the Lender with respect to its entire Pro Rata Part under this Agreement, plus any accrued and unpaid interest, fees and charges in respect of such Lender's Pro Rata Part, and on other terms reasonably satisfactory to Agent. Upon such purchase by the Replacement Lender and payment of all other amounts owing to the Lender being replaced, such exiting Lender shall no longer be a party to this Agreement or have any rights or obligations under this Agreement and the Replacement Lender shall succeed to the Rights and obligations of the exiting Lender with respect to the exiting Lender's Pro Rata Part and Commitments under this Agreement.

         2.18     Consequential Loss.

                  (a) If, after Borrower requests a Eurodollar Rate Advance, the conditions precedent for such Advance are not satisfied (unless waived by Required Lenders), or if Borrower otherwise fails to take such Advance or any part thereof, Borrower shall pay to Lenders, upon demand, any actual costs or losses resulting therefrom (including, without limitation, those incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lenders to fund or maintain such Advance).

                  (b) If any payment of principal is made upon a Eurodollar Rate Advance on a date other than the last day of the Interest Period therefor, Borrower shall pay to Lenders, upon demand, any actual costs or losses resulting therefrom (including, without limitation, those incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lenders to fund or maintain such Advance).

         2.19 Sharing of Payments, Etc. If any Lender obtains any payment (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under SECTION 2.20) that exceeds its Pro Rata Part, then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess payment ratably with each other Lender. If all or any portion of any excess payment is subsequently recovered from the purchasing Lender, then the purchase of such participations shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

         2.20 Offset. Upon the occurrence of a Default, each Lender and Participant shall be entitled to exercise (for the benefit of all Lenders and Participants in accordance with SECTION 2.19) the Rights of offset and/or banker's Lien against each and every account and other property, or any interest therein, which Borrower may now or hereafter have with such Lender or Participant, or which is now or hereafter in the possession of such Lender or Participant, to the extent of the full amount of the Obligations.

         2.21 Calculation of Eurodollar Rate. The provisions of this Agreement relating to calculation of the Eurodollar Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate, it being understood that Lenders shall be entitled to fund and maintain such funding of all or any part of an Advance as they see fit. All such determinations hereunder, however, shall be made as if Lenders had actually funded and maintained funding of each Advance through the purchase in the market for offshore dollars of one or more eurodollar deposits in an amount equal to the principal amount of such Advance and having a maturity corresponding to the applicable Interest Period.

         2.22     Booking Loans. Notwithstanding any contrary provision in
SECTION 11.17, any Lender may make, carry, or transfer its part of any Advance at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under SECTION 2.15 than the transferor Lender would have been entitled to receive with respect to those Advances.

         2.23 Highest Lawful Rate. Regardless of any provision contained in any Loan Document or any document related thereto, it is the intent of the parties to this Agreement that neither Agent nor any Lender contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Highest Lawful Rate or receive any unearned interest in violation of any applicable Law, and, if Lenders ever do so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Highest Lawful Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Advances as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this Agreement for multiple Advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid in full before the end of their full contemplated term, and if the interest received for its actual period of existence exceeds the Highest Lawful Rate, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," then such terms refer to the "revised ceiling or bracket" from time to time in effect under V.T.C.A., Finance Code ss. 1.001 et seq (West
1997). Borrower agrees that V.T.C.A., Finance Code Chapter 346 (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligations, other than ss. 346.004.

         2.24 Foreign Lenders Each Lender that is organized under the Laws of any jurisdiction other than the United States of America or any State thereof
(a) represents to Agent and Borrower that (i) no Taxes are required to be withheld by Agent or Borrower with respect to any payments to be made to it in respect of the Obligations and (ii) it has furnished to Agent and Borrower two duly completed copies of U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or any other tax form acceptable to Agent (wherein it claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments under the Loan Documents), and (b) covenants to (i) provide Agent and Borrower a new tax form upon the expiration or obsolescence of any previously delivered form according to Law, duly executed and completed by it, and (ii) comply from time to time with all Laws with regard to the withholding tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Agent (without duplication) may deduct and withhold from interest payments under the Loan Documents United States federal income tax at the full rate applicable under the Code (and still be in compliance with the terms hereof).

         2.25     Fees.

                  (a)    Treatment of Fees. The fees described in this SECTION
         2.25 and in the Fee Letter (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement,
         (c) are payable in accordance with SECTION 2.7(a), (d) are non-refundable, (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless computation would result in an interest rate in excess of the Highest Lawful Rate in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be. The fees described in this SECTION 2.25 are in all events subject to the provisions of SECTION 2.23 of this Agreement.

                  (b) Commitment Fees. Borrower shall pay a commitment fee calculated at 3/8% per annum on the average daily unused portion of the lesser of the (i) Borrowing Base and (ii) the Total Commitment, payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date.

                  (c) Letter of Credit Fees. Borrower shall pay to Agent for the ratable benefit of each Lender, quarterly in arrears, a commission on all outstanding LCs at a per annum rate equal to 1.375% on the face amount of each such LC. A fronting fee equal to 1/8 of 1% per annum on the face amount of each LC shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges, as applicable, shall be payable to the Issuing Lender for its own account.

                  (d) Borrower shall pay Agent, solely for its own account, the fees (other than the fees described in SECTION 2.25(b) and (c)) described in the Fee Letter.

                                   ARTICLE III
                                    SECURITY

         3.1      Collateral

                  (a) As security for the Obligations, the Companies will grant to Agent, for the benefit of Lenders, a first mortgage lien on and first priority and perfected security interest in (i) at least 90% of the present value (discounted at 10%) of the Properties, (ii) all accounts receivable, and (iii) any material contracts, equipment and gathering systems, and all products, substitutions, betterments, additions and proceeds therefrom, all of the foregoing of which are subject only to Permitted Encumbrances of the type described in CLAUSES (c), (e), (f), (g), (h) and (i) of the definition thereof, and (iv) additional collateral furnished pursuant to SECTION 7.9(b) (collectively, the "COLLATERAL").

                  (b) Without limiting the foregoing, each Company, upon request, will properly execute any and all documents reasonably necessary to perfect Agent's security interests in, and/or mortgage liens on, the Collateral. Each Company will, at its own expense, upon the request of Agent, cause such Uniform Commercial Code or similar searches with respect to such Company, to be conducted as Agent may reasonably request from time to time in order to evidence, perfect, maintain or continue perfection, or confirm the rights and remedies, of Agent in and to the Collateral granted hereby and to perfect such security interests in after-acquired property constituting the Properties and to continue the perfection of the security interests granted therein and file financing statements against such Company relating to the security interests securing any Obligations.

                  (c) Upon the payment and performance in full of the Obligations (other than obligations arising under any Hedge, providing that the Companies have complied with SECTION 11.16), Agent shall deliver to each Company, at such Company's expense, releases and satisfactions of all financing statements and all other Security Documents with an acknowledgment that the same have been terminated to the extent that they secure any portion of the Obligations.

         3.2 Release of Collateral. Upon any sale, transfer or disposition of Collateral which is expressly permitted under this Agreement (or as otherwise authorized by Required Lenders), and upon five Business Days prior written notice by Borrower, Agent shall execute, at Borrower's expense, such documents as may be necessary to evidence the release, without recourse or warranty, of all of Agent's liens upon such Collateral; provided that (a) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose it to liability, and (b) such release shall not in any manner discharge, affect or impair the Obligations or the remaining Collateral.

         3.3 Additional Security and Guaranties. Agent or Lenders may, without notice and without affecting Borrower's obligations under the Loan Documents, from time to time take any additional security or guaranty for the Obligations from any Person and subsequently exchange, enforce or release such security or any part thereof.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         In order to induce Lenders to make Loans, Borrower makes the following representations and warranties to Agent and Lenders as of the Closing Date, each and all of which shall survive the execution and delivery of this Agreement and continue until all Obligations have been satisfied and Lenders have no further commitment to make Advances hereunder:

         4.1 Existence. Each Company is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized as identified on SCHEDULE 4.1. Each Company is qualified to transact business in every jurisdiction where the nature of its business or the ownership of its property requires it to be so qualified and where failure so to qualify would result in a Material Adverse Event.

         4.2 Chief Executive Offices. Each Company's chief executive offices are at the addresses set forth in SCHEDULE 4.2.

         4.3 Subsidiaries; Ownership of Borrower. As of the Closing Date, Borrower has no Subsidiaries. All of Borrower's issued and outstanding stock is owned by Michael Holdings, Inc., a Texas corporation ("MHI").

         4.4 Compliance with Laws and Documents; Binding Obligations. The execution, delivery and performance by each Company of each Loan Document to which it is a party and the creation of all liens, mortgages and security interests provided for therein (a) are within each Company's corporate or partnership, as applicable, power and authority, (b) have been duly authorized by all necessary or proper action by its board of directors or general partner, as applicable, (c) are not in contravention of (i) any agreement or indenture to which such Company is a party or by which it is bound, (ii) the articles of incorporation or certificate of limited partnership, as applicable, bylaws or partnership agreement, as applicable, of such Company, or (iii) any provision of Law, (d) do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and (e) are legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general equitable principles.

         4.5 Solvency. Each Company is Solvent and will continue to be Solvent after giving effect to the transactions hereunder.

         4.6 Financial Statements; Fiscal Year. The 1997 year end audited consolidated Financial Statements, a copy of which has been delivered to Agent, are complete and correct in all material respects and fairly present MHI's financial condition in all material respects as of the date(s) indicated therein. MHI does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any commitment which are not disclosed in such Financial Statements or the exhibits thereto which in the opinion of MHI would be material except as disclosed (a) in the Senior Note Offering Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on May 8, 1998 or (b) on
SCHEDULE 4.11. The 1997 Financial Statements described above have been prepared in accordance with GAAP. The fiscal year of each Company ends on December 31.

         4.7 Reports and Other Information. To the best of Borrower's knowledge, all written data, reports and information which Borrower has supplied to Agent or caused to be supplied by a third party on its behalf are complete and accurate in all material respects and contain no material omission or misstatement. The Initial Reserve Report furnished to Agent prior to the execution of this Agreement, to the best of Borrower's knowledge, was prepared in accordance with customary oil and gas engineering practices. The Initial Reserve Report is based on historical information supplied by Borrower, is complete and accurate in all material respects, reflects all burdens and encumbrances on the Properties and contains no material omission or misstatement; provided, however, that Borrower makes no representation or warranty regarding the accuracy of the forecasts, projections or quantity of reserves or predictability thereof reflected by such reserve reports. Additionally, with respect to seismic data and interpretations, Borrower makes no representation concerning the accuracy thereof or quantity of reserves or producibility of reserves indicated thereby.

         4.8 Joint Venture or Partnership. No Company is engaged in any joint venture or partnership with any other Person, except as described in
SCHEDULE 4.8.

         4.9 Fees or Commissions. No broker's or finder's fees or commissions have been paid or will be payable by any Company to any Person (other than to Agent and Lenders) in connection with the transactions contemplated by this Agreement. Borrower will indemnify Agent and Lenders and their Affiliates and their respective officers, directors, employees and agents from and against, and hold each of such parties harmless on demand from, all liabilities, costs, damages and expenses, including, but not limited to attorneys' fees and disbursements relating to any third parties concerning finder's, brokerage, financing or similar fees arising in connection with the transactions contemplated under this Agreement, other than those payable to Agent or Lenders.

         4.10 Tax Returns. Except as disclosed on SCHEDULE 4.10 (a) all Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, and (b) all Taxes imposed upon each Company that are due and payable have been paid before delinquency except as being contested as permitted by SECTION 6.16. Except as disclosed on SCHEDULE 4.10, to the best of Borrower's knowledge, no Federal or other income tax return of any Company is presently being examined by the Internal Revenue Service or any State or local tax authority.

         4.11 Litigation and Other Contingent Liabilities. Except as set forth on SCHEDULE 4.11, none of the Companies nor MHI is involved in, or aware of the threat of, any Litigation or other contingent liability, nor are there any outstanding or unpaid judgments against them (except for Litigation, liabilities or judgments that do not, individually or collectively, result in a Material Adverse Event).

         4.12 Ownership of Collateral. The Collateral is owned by Borrower free and clear of any security interest, lien, encumbrance, mortgages, security agreement or other charge other than the Permitted Encumbrances and Encumbrances which are in favor of Agent on behalf of Lenders or are permitted hereunder. Borrower has Defensible Title to the Properties, including each Lease related thereto free and clear of any Encumbrance except those arising under this Agreement or the Security Documents and except for the Permitted Encumbrances. Subject to the Permitted Encumbrances, Borrower has all beneficial right, title and interest in and to the Net Revenue Interest in all production from or allocable to Borrower's interest in the Properties (including each lease) and has the exclusive right to sell or mortgage the same subject to any right in the owners of Royalty Interests.

         4.13 Loans to Affiliates. Except as disclosed on SCHEDULE 4.13, Borrower has made no loans, advances or investments to any of its Affiliates other than those constituting Permitted Investments.

         4.14 Indebtedness. No Company is an obligor on any Indebtedness other than Permitted Debt.

         4.15 Intellectual Property. Except where any such conflict or infringement would not result in a Material Adverse Event, each Company possesses or will possess all trademarks, trade names, trade styles, copyrights and patents necessary to conduct its business as it is presently conducted or as such Company intends to conduct it hereafter without any infringement or conflict with the rights of any other Person with respect to such trademarks, trade names, trade styles, copyrights or patents.

         4.16 Leases. Except where any failure to do so would not result in a Material Adverse Event, (a) the Companies enjoy peaceful and undisturbed possession of all Leases necessary for the operation of their

Properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of those Properties and assets, and (b) all material Leases under which they are a lessee are in full force and effect, and no default -- or event that, with notice, time lapse, or both, would become a default -- exists.

         4.17 Gas Imbalances. No Company (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Mortgaged Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and is not, nor are any of the Mortgaged Properties, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which such Company has established monetary reserves adequate in an amount to satisfy such obligations and has segregated such reserves from other accounts.

         4.18 Environmental Laws. Each Company has all permits, licenses and other authorizations which are required under Environmental and Safety Regulations with respect to safety, pollution or protection of the environment relating to any of the Properties, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, the failure of which to obtain would result in a Material Adverse Event, and each Company with respect to any of the Properties is in compliance, in all material respects with all terms and conditions of such Environmental and Safety Regulations, and such permits, licenses and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Collateral, the failure to comply with which would result in a Material Adverse Event. Except as may have been disclosed in writing to Agent, no Company has received notice of any material violation of or investigation relating to any Environmental and Safety Regulations relating to any Property.

         4.19 Compliance With Laws. Except for matters which would not result in a Material Adverse Event, each Company has fulfilled all requirements for obtaining and has obtained and maintained all licenses, permits, operating authorities and other authorizations necessary for each Company to operate or maintain each of the Properties and each Company is qualified to own and hold such Properties and to exercise rights under all leases, contracts or other documents governing the operation or maintenance of the Properties. The continuation, validity and effectiveness of each such license, permit and other authorization are not and will in no way be materially and adversely affected by the transactions contemplated by this Agreement, or the Security Documents. To Borrower's knowledge, no Company is in breach of, or in default under the terms of, and has not engaged in any activity which would cause revocation or suspension of, any such licenses, permits or authorizations and, to Borrower's knowledge, no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened against any Company. To Borrower's knowledge, no Company is in material violation of any law, ordinance, administrative or governmental rule or regulation or court decree relating to any of the Properties or otherwise applicable to such Company. No material suspension of production on the Properties is in effect.

         4.20 No Default Under Other Agreements. No Company is in violation of, or in default under, any material agreement. All Wells are operated in material compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof.

         4.21 No Liability For Any Other Person. No Company has assumed, guaranteed or endorsed, or otherwise become directly or contingently liable in connection with, any liability of any other Person, except for the endorsement of checks and other negotiable instruments for collection in the ordinary course of business, or as may be required under the Operating Agreements or the Security Documents or other documents or interests executed in connection with the Security Documents.

         4.22 Security Interests. Except for the Permitted Encumbrances and certain limitations on Liens (as defined therein) securing Indebtedness (as defined therein) set forth in the Indenture pursuant to the Senior Notes, there is no restriction or other limitation on Agent's right on behalf of the Lenders to obtain its security interests or exercise its rights thereunder in the Equipment comprising a part of the Collateral, including, without limitation, the right to foreclose on and sell such Equipment or to exercise all other rights and remedies of a secured party under the laws of each jurisdiction applicable to the Collateral other than Debtor Relief Laws, laws related to the rights of co-owners of property and laws related to the enforcement of security interests on personal property.

         4.23 Tax Identification Number. Borrower's federal taxpayer identification number is 76-0510239.

         4.24 Public Utility Holding Company Act. No Company is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.25 Investment Company Act. No Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.26 Burdensome Contracts. Except as disclosed on SCHEDULE 4.26, neither Borrower nor any other Company is a party to, or bound by, nor are any of the Properties subject to, any contract which could reasonably result in a Material Adverse Event and the Companies have not agreed to sell or granted any Person an option or preferential right of purchase with respect to any of the Properties which is not described in the title opinions delivered to Agent, except for those certain preferential rights granted to Enogex Exploration Corporation ("ENOGEX") in (i) the Participation Agreement between Borrower and Michael Gas Production Corporation, as seller, and Enogex, as buyer, dated effective as of February 1, 1996, and (ii) the Drilling and Acquisition Agreement between Borrower, Michael Gas Production Corporation and Enogex dated May 1, 1996, but with an effective date of February 1, 1996.

         4.27     Operating Agreements. With respect to Operating Agreements,
(i) there are no outstanding calls for payments under authorities for expenditures or payments which are due or which Borrower or any predecessor of Borrower has committed to make which have not been or are not being paid within the terms required, and (ii) other than those which have been disclosed in writing to Agent pursuant to SECTION 6.20, there are no operations with respect to which Borrower has become a non-consenting party nor are there any non-consenting penalties not reflected in the Net Revenue Interest or Working Interest as indicated in the most recent Reserve Report furnished to Agent pursuant to SECTION 5.5.

         4.28 Sale of Hydrocarbons. Except as previously disclosed by Borrower to Agent in writing, all proceeds from the sale of Hydrocarbons from Borrower's Working Interest in the Properties and/or Net Revenue Interest are being received in all respects by Borrower in a timely manner and no material portion thereof is being held in suspense for any reason.

         4.29 Employee Plans. Except where the failure to comply would not result in a Material Adverse Event, (a) no Employee Plan has incurred an "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid when due), (c) no Company has withdrawn in whole or in part from participation in a multiemployer plan, (d) no Company has engaged in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code), and (e) no "reportable event" (as defined in section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations. All Employee Plans are described on SCHEDULE 4.29.

         4.30 Regulation O. No person who may be deemed to have "control" of any Company is an "executive officer," "director," or "principal shareholder" of Agent or any Lender or any correspondent of Agent or any Lender, as such quoted terms are defined in section 215.2 of Regulation O of the Board of Governors of the Federal Reserve System, as amended.


                                    ARTICLE V
                      FINANCIAL STATEMENTS AND INFORMATION;
                           CERTAIN NOTICES TO LENDERS

         So long as there are any Obligations to Agent or Lenders under this Agreement, Borrower, at its expense, shall deliver to Agent the following items:

         5.1 Production Reports. As soon as available, but no later than 45 days after the last day of each calendar quarter commencing June 30, 1998, a Production Report, substantially in the form of EXHIBIT B, of the Companies with an "as of" date of the last day of such calendar quarter, certified by a Responsible Officer of the Companies as accurate and complete and dated as of the date of the delivery thereof to Agent.

         5.2 Quarterly Financial Statements. As soon as available, but no later than 45 days after the last day of each fiscal quarter (other than those ending on December 31) commencing with June 30, 1998, consolidated Financial Statements showing the financial condition and results of operations of MHI as of, and for the period from the beginning of its current fiscal year to, such last day, together with any such required schedules (including balance sheets and income and cash flow statements), prepared in accordance with GAAP, and a Compliance Certificate (with accompanying calculation worksheet), substantially in the form of EXHIBIT E with respect to such Financial Statements.

         5.3 Annual Financial Statements. As soon as available, but no later than 90 days after the last day of each fiscal year commencing with fiscal year 1998, audited consolidated Financial Statements showing the financial condition and results of operations of MHI as of, and for the year ended on, such last day, together with any such required schedules (including balance sheets and income and cash flow statements), prepared in accordance with GAAP, and (a) the opinion, without material qualification, of a firm of independent or chartered public accountants reasonably acceptable to Agent, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and fairly present the financial condition and results of operations of MHI and (b) a Compliance Certificate (with accompanying calculation worksheet) substantially in the form of EXHIBIT E with respect to such Financial Statements.

         5.4 Notices and Related Information. Promptly after becoming aware of the existence of any Default under this Agreement or a material default under any Operating Agreement or after becoming aware of any Material Adverse Event, Borrower shall provide Agent with telephonic notice specifying and describing the nature thereof, which telephonic notice shall be confirmed by Borrower in writing within five Business Days, and shall furnish Agent upon request such additional information with respect thereto as Agent may reasonably request.

         5.5 Reserve Reports. On or before each March 31 and September 30, commencing September 30, 1998, a Reserve Report (with a copy to each Lender) with respect to the Properties dated as of the preceding December 31 or June 30, as applicable, certified by a Responsible Officer of Borrower as being prepared, to the best knowledge of such Responsible Officer, in accordance with customary oil and gas reservoir engineering practices and that all historical information furnished by Borrower in such Reserve Report in connection therewith is accurate and complete in all material respects. Each Reserve Report dated as of December 31 shall be prepared by the Engineers. Each Reserve Report dated as of June 30 shall be prepared by Borrower; provided, however, that Agent reserves the right to require Borrower to have any such June 30 Reserve Report prepared by the Engineers at Borrower's expense.

         5.6 Revenue and Lease Operating Expense Forecasts. Prior to the Closing Date, and semiannually thereafter simultaneous with the delivery of Reserve Reports under SECTION 5.5, a rolling revenue and lease operating expense forecast by month covering Borrower's interest in the Properties for the succeeding six month period.

         5.7 Amendments to Corporate Documents. Copies of all material amendments or modifications to any Company's bylaws, partnership agreement, articles of incorporation or certificate of limited partnership, as applicable.

         5.8 General. Such other information respecting the financial condition of any Company or the Collateral as Agent reasonably may, from time to time, request.


                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, so long as there are any Obligations to Agent or Lenders hereunder, or Lenders have any commitment to make further Advances hereunder, it shall comply with the following affirmative covenants (unless previously waived by Lenders in writing):

         6.1 Corporate Existence. Each Company shall preserve and maintain its separate existence as a corporation and the rights, privileges and franchises of a corporation in connection therewith.

         6.2 Transaction With Affiliates. Each Company shall conduct transactions with any of its Affili ates on an arm's-length basis.

         6.3 Compliance with Tax Laws; Royalty Payments. Each Company shall comply with all Federal, State or local laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and will make all royalty or overriding royalty payments and payments to all other interest owners in the Properties which it operates (other than those payments held in suspense in the ordinary course of business in accordance with oil and gas industry custom and practice).

         6.4 Books and Records. Each Company shall keep adequate records and books of account with respect to its business activities, and with respect to the Properties which it operates in accordance with the provisions of the applicable Operating Agreement, in which proper entries are made in accordance with GAAP reflecting all financial transactions of each Company.

         6.5 Litigation. Borrower shall give Agent prompt written notice of any suit at law or in equity against any Company or any investigation or proceeding before or by any administrative or governmental agency and known to any Company which, if adversely determined, would result in a Material Adverse Event.

         6.6 Compliance with Environmental Laws. Each Company shall duly observe and comply in all material respects with all laws, rules and regulations made by any governmental authority, and all valid requirements of any regulatory body which may acquire jurisdiction, which apply or relate to any or all of the Properties, including, without limitation, Environmental and Safety Regulations and keep any or all of the Properties free and clear of any Encumbrances (other than Permitted Encumbrances) imposed pursuant thereto .

         6.7 CERCLA. Each Company shall operate any Property (whether or not such property constitutes a "facility" as defined by CERCLA) so that no material cleanup or other obligation arises in respect of CERCLA or other applicable Federal law or under any state, local or municipal law, statute (including, without limitation, Hazardous Substance Laws), ordinance, rule or regulation designed to protect the environment or relating to the disposition, generation or transportation of hazardous waste, which would constitute a lien or charge on any property of any Company prior to that of Agent or Lenders. If any such claim be made or any obligation should nevertheless arise hereafter, the Companies will, at their own expense, (a) promptly cure or cause a third party to immediately cure the same and (b) indemnify and hold harmless Agent and Lenders and their officers, directors, agents and employees from any liability, responsibility or obligation in respect thereof or in respect of any cleanup or other liability as successor, secured party or otherwise (regardless of whether or not Lender may be deemed to be an "owner or operator" under CERCLA) for any reason including, without limitation, the enforcement of Agent's and Lenders' rights as secured parties under this Agreement, the Security Documents or by operation of law.

         6.8 Notice of Release. In the event that any Company receives any notice from any Person with regard to the Release of Hazardous Materials on, or from, any or all of the Properties, Borrower shall give prompt written notice thereof to Agent (and, in any event, prior to the expiration of any period in which to respond to such notice under any applicable Environmental and Safety Regulation).

         6.9 Maintenance of Property; Insurance. Each Company shall, at its sole cost and expense, keep and maintain in respect of its properties and business such insurance as is generally kept and maintained by reasonable and prudent operators of oil and gas properties, including, but not limited to, where applicable, blow-out insurance, workman's compensation insurance, property insurance, and general liability insurance. All such policies of insurance shall be in a form, in such amounts, with such deductibles, and with such insurers as may be customary for oil and gas companies of similar size and operations for each Company and in accordance with industry practice. Policies of insurance and the certificates evidencing the same shall contain an endorsement, in form and substance acceptable to Agent, showing Agent as additional loss payee. Such endorsement or an independent instrument furnished to Agent shall provide that the insurance companies will give Agent at least 30 days prior notice before any such insurance shall be altered or canceled. If no Default exists, the proceeds of any such insurance shall be used to repair or replace the property the damage or destruction of which gave rise to such insurance proceeds; provided that any insurance proceeds in excess of $500,000 which are not used for repair or replacement in accordance herewith, unless paid as reimbursement of expenses incurred and business losses suffered in connection with the loss or damage, may be retained by Agent and Lenders as a prepayment of the Obligation and applied thereto in accordance with SECTION 2.8(b).

         6.10 Insurance Renewal or Replacement. Each Company shall obtain prior to the expiration date of each policy maintained pursuant to SECTION 6.9, a renewal or replacement thereof and Borrower shall deliver to Agent a certificate of such renewal or replacement policy.

         6.11 Consultants. Each Company shall accord to Agent the right, to be exercised reasonably to evaluate individual situations, with prior written notice to Borrower (except upon the occurrence of an Event of Default in which case no prior written notice is required), from time to time to select and retain consultants, including, without limitation, the Engineers, to advise Agent as to technical matters pertaining to the Companies' operations relating to the Properties. Except as provided to the contrary herein, the reasonable fees and costs charged by such consultants shall be paid by Borrower. Each Company shall allow such consultants access during normal business hours to the Properties and all other Company facilities relating to the Properties operated by any Company (and will use reasonable efforts to obtain such access from the operator of any Properties not operated by any Company) or the conduct of any Company's business and to any Company's financial records relating to operation of the Properties and all of its records of operations related thereto. Such access shall not unreasonably disrupt the business of any Company or the operations of the Properties.

         6.12 Inspections. Each Company shall so long as any Obligation remains unfulfilled or any Collateral remains located at any of the Properties or other facilities owned or leased by any Company, accord Agent, Lenders or their agents full and unrestricted access upon the giving of reasonable prior notice under the circumstances (subject to reasonable safety restrictions, applicable confidentiality agreements and in accordance with prudent operator standards) during normal business hours to the Properties and such other facilities, including pipelines, operated by any Company and shall use reasonable efforts to cause the operator of any non-operated Properties or other facilities to provide such access, so as to permit Agent, Lenders or their agents to, among other things, witness workovers and other field activities, inspect or take delivery of production. Such access shall not unreasonably disrupt the business of any Company or the operation of the Properties.

         6.13 Access to Companies. Each Company shall allow Agent and Lenders, or their agents, access to appropriate officers, employees and agents of each Company to discuss the affairs, finances and accounts of such Company during regular business hours and upon reasonable notice and as often as they may reasonably request.

         6.14 Accounts With Agent. Borrower shall maintain an operating account with Agent's New York Branch.

         6.15     Expenses.  Borrower shall pay the following:

                  (a) All reasonable out-of-pocket expenses of Agent associated with the syndication of the Facility and the preparation, execution, delivery, filing, recordation and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel);

                  (b) All out-of-pocket expenses of Agent and Lenders (including the fees, disbursements and other charges of counsel) in connection with enforcement of the Loan Documents; and

                  (c) All reasonable out-of-pocket engineering expenses associated with Agent's periodic review of the Borrowing Base and any reserves submitted by Borrower to Agent to be included in the Borrowing Base, not to exceed the amounts set forth in the Fee Letter and related Term Sheet.

         6.16 Taxes. Each Company shall promptly pay when due any and all Taxes and other obligations, other than Taxes or obligations which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien have been and continue to be stayed.

         6.17 Hydrocarbon Sales Contracts; Gas Balancing; Hedging. With respect to the Interests included in the Borrowing Base, from and after the Closing Date, the Companies will not enter into Hydrocarbon Hedges for amounts exceeding 85% of the proved developed producing reserves as reflected in Borrower's then most current Reserve Report without the prior written consent of Agent. With respect to Interests operated by the Companies, the Companies shall not become obligated with respect to gas balancing agreements or a take or pay provision in a gas sales or purchase agreement under which it is required to deliver volumes of gas without receiving full payment therefor which, individually or in the aggregate, could result in a liability exceeding $500,000. With respect to Interests operated by a Person other than the Companies, the Companies shall promptly notify Agent of any such agreement or provision of which they have knowledge which could reasonably be expected to result in a Material Adverse Event.

         6.18 Further Assurances. Each Company shall perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, deeds of trust, mortgages, financing statements and other agreements, documents, instruments and certificates as Agent may reasonably deem necessary or appropriate in order to perfect and maintain the Agent's liens on the Collateral and preserve and protect the Rights of Agent and Lenders under the Loan Documents.

         6.19 Indemnification. THE COMPANIES WILL INDEMNIFY, PROTECT AND HOLD AGENT AND LENDERS AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (INCLUDING ALL OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS THEREOF)(COLLECTIVELY, THE "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS AND PROCEEDINGS AND ALL COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL ATTORNEYS' FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT) AND DISBURSEMENTS OF ANY KIND OR NATURE (THE "INDEMNIFIED LIABILITIES") THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF (A) THE VIOLATION BY ANY COMPANY OF ANY ENVIRONMENTAL AND SAFETY LAW, (B) ANY COMPANY'S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE IN CONNECTION WITH ITS PROPERTIES OF A HAZARDOUS SUBSTANCE (INCLUDING, WITHOUT LIMITATION, (I) ALL DAMAGES OF ANY USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE,

RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE, OR (II) THE COSTS OF ANY ENVIRONMENTAL INVESTIGATION, MONITORING, REPAIR, CLEANUP OR DETOXIFICATION AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL OR OTHER PLANS), OR (C) THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN (OTHER THAN THOSE ARISING FROM ANY ACTION OR LACK OF ACTION BY THE INDEMNIFIED PARTIES). HOWEVER, ALTHOUGH EACH INDEMNIFIED PARTY HAS THE RIGHT TO BE INDEMNIFIED HEREUNDER UNDER CERTAIN CIRCUMSTANCES FOR ITS OWN ORDINARY NEGLIGENCE, NO INDEMNIFIED PARTY HAS THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS PARAGRAPH SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT.

         6.20 Notice of Non-Consent. Borrower shall promptly provide Agent with telephonic notice, which shall be confirmed by written notice within five Business Days thereof, if any Company has become a non-consenting party with respect to any Operating Agreement.


                                   ARTICLE VII
                               NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as there are any Obligations to Agent or Lenders hereunder, or Lenders have any commitment to make further Advances hereunder, Borrower shall comply with the following negative covenants (unless previously waived by Lenders in writing):

         7.1 Indebtedness. No Company shall create, incur, assume or suffer to exist any Indebtedness, except Permitted Debt.

         7.2 Liabilities of Other Persons. No Company shall assume, guaranty or endorse or otherwise become directly or contingently liable in connection with any liability of any other Person (other than another Company), including speculative derivative obligations and other similar obligations (other than ordinary course hedging transactions), except for Permitted Debt, Permitted Investments and for the indemnification contained herein or in the Security Documents and other documents and instruments executed in connection with the Security Documents; provided, however, that the foregoing shall not prohibit the endorsement of negotiable instruments for deposit or collection or incurrence of obligations under the Operating Agreements and similar transactions in the ordinary course of business. For the purposes hereof "guaranty" shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any obligation or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of any such debt or liability, or to make any payment (whether as a capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's debt or liability.

         7.3 New Business. No Company shall enter into any business which is significantly different from its present business.

         7.4 Assets. If a Default exists, no Company shall sell, transfer, assign or grant any Person an option to acquire any of its assets (as that term is defined in accordance with GAAP) or take any action in furtherance thereof, except for the sale of production or inventory in the ordinary course of such Company's business. No Company shall sell its accounts or accounts receivable without the prior written consent of Required Lenders. Any disposition of Collateral (other than dispositions from one Company to another Company) shall automatically reduce the Borrowing Base and the BB Reduction Amounts in accordance with SECTION 2.11(a). In addition, any dispositions of Collateral in any calendar year for aggregate consideration in excess of the lesser of $4,000,000 or 5% of Borrower's total proved reserve value as reasonably determined by Agent shall result in a redetermination of the Borrowing Base and the BB Reduction Amounts in accordance with SECTION 2.11(d).

         7.5 Cancellation of Debt. No Company shall cancel any claim or debt during the term of the Loans, except for consideration and in the ordinary course of its business, or prepay any Indebtedness other than the Obligations and inter-Company loans and advances constituting Permitted Debt.

         7.6 Default. No Company shall cause a material default under any lease, mortgage, deed of trust or lien on real estate owned or leased by such Company or suffer any such default to exist.

         7.7 Loans to Persons. No Company shall make any loan or advance or extend any credit during the term of the Loans (except for Permitted Investments and such loans, advances or extensions of credit made or entered into in the ordinary course of business) to any Person, whether or not an Affiliate of Borrower.

         7.8 Negative Pledge. No Company shall suffer to exist any Encumbrance or consent to the filing of any financing statement on any Collateral or such Company's Working Interest or Net Revenue Interest in the Properties, other than Permitted Encumbrances.

         7.9      Investments; Subsidiaries.

                  (a) No Company shall make, or suffer to exist, any Investment except Permitted Investments; and

                  (b) Borrower shall not acquire or create any Subsidiary, unless (i) such Investment is permitted under SECTION 7.9(a), (ii) at least 15 days' prior written notice thereof is given to Agent, (iii) such new Subsidiary is a wholly-owned Subsidiary, directly or indirectly, of Borrower, (iv) the capital stock, partnership interests or other equity interests of such Subsidiary and any promissory notes or other evidence of Indebtedness of such Subsidiary to any Company (in each case, together with any proceeds thereof) are pledged to Agent, for the benefit of Lenders, pursuant to a pledge agreement reasonably satisfactory in form and substance to Agent, (v) such Subsidiary guarantees the Obligations pursuant to a guaranty reasonably satisfactory in form and substance to Agent, (vi) such Subsidiary grants to Agent, for the benefit of Lenders, a first mortgage lien on and first priority and perfected security interest in the types of assets described in SECTION 3.1(a), and (vii) Agent shall have received closing items with respect to such Subsidiary of the types described in SECTIONS 8.2 (e), (g), (i), (l), (m) and (n).

         7.10 Chief Executive Office; Corporate Name. No Company shall transfer its chief executive offices or change its corporate name or keep Collateral at any locations other than those described in the Security Documents, except upon prior written notice to Agent and after the delivery to Agent of financing statements or other security documents in form and substance satisfactory to Agent.

         7.11     Fiscal Year. No Company shall change its fiscal year.

         7.12 Dividends. Except as set forth in the following sentence, Borrower shall not, without the prior consent of Agent, declare or pay any cash dividends or distributions to its shareholders, or declare or make any capital distribution in cash or other property or return of capital, purchase or redeem any of its capital stock or other securities, or take any action which would have an effect equivalent to any of the foregoing or issue additional capital stock, including stock presently authorized but unissued to any Person. Borrower may pay dividends or make loans or advances to MHI to permit the repurchase, redemption, other acquisition or retirement for value of capital stock of MHI held by a departing or deceased shareholder pursuant to the Shareholders' Agreement, provided that such dividends, loans and advances may not exceed $500,000 in any fiscal year of Borrower and no Default or Potential Default exists immediately after any such repurchase, redemption, acquisition or retirement.

         7.13 Security Documents. No Company shall alter, amend or cause the alteration or amendment of any of the Security Documents without the prior written consent of Agent.

         7.14 Maintenance of Properties. No Company shall allow (i) the abandonment of any Well capable of commercial production, or the release or abandonment of all or any part of its Working Interest and/or Net Revenue Interest in the Properties capable of commercial production, or release or abandon all or any portion of the Properties except in accordance with prudent operator standards; (ii) its Net Revenue Interest in the Properties to be developed, maintained or operated in a manner less favorable than prudent operator standards; and (iii) shall not enter into any new contracts relating to the Properties that would be unduly burdensome in comparison to customary oil and gas industry standards.

         7.15 Amendments to Other Debt Instruments. No Company shall materially amend any other debt instruments other than those debt instruments created in contemplation of this Agreement.

         7.16 Employee Plans. No Company shall permit any of the events or circumstances described in SECTION 4.29 to exist or occur.

         7.17 Minimum Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio to be less than 1.5 to 1.0 as of the last day of any 1998 fiscal quarter, 1.75 to 1.0 as of the last day of any 1999 fiscal quarter, and 2.0 to 1.0 as of the last day of any fiscal quarter thereafter.

         7.18 Minimum Current Ratio. Borrower shall not permit the ratio of the Companies' current assets (which shall be deemed to include effective as of the date of determination availability under the Facility) to their current liabilities (excluding current maturities of Indebtedness under the Facility) to ever be less than 1.0 to 1.0.

         7.19 Permitted G&A. Borrower shall not permit the Companies' consolidated general and administrative expenses to exceed 12.5% of their gross revenues in any calendar year.

                                  ARTICLE VIII
                    CLOSING; CONDITIONS PRECEDENT TO CLOSING

         8.1 Closing. Subject to the conditions stated in this Agreement, the Closing shall occur at a mutually agreeable time on or before May 31, 1998. The date the Closing actually occurs is referred to herein as the "CLOSING DATE." The Closing shall be held at the offices of Porter & Hedges, L.L.P., in Houston, Texas, at 10:00 a.m. on the Closing Date, or at such other place and time as Borrower and Agent may agree in writing.

         8.2 Initial Borrowing. As conditions precedent to the making of the Facility hereunder, on or before the Closing Date:

                  (a) Each credit party to this Agreement shall have executed and delivered the Loan Documents;

                  (b) On or before the Closing Date, Agent shall have received (i) all fees required to be paid on or before the Closing Date pursuant to SECTION 2.25 and the Fee Letter; and (ii) the expenses to be paid by Borrower pursuant to SECTION 6.15 for which invoices have been presented with a reasonable opportunity for Borrower to review, on or before the Closing Date;

                  (c) The Facility and the Loan Documents must comply with all applicable laws, contracts, instruments and government policies;

                  (d) Borrower must have a current ratio of not less than 1.0 to 1.0 and no trade payables shall be outstanding beyond sixty (60) days (unless a longer period has been agreed to between Borrower and the Payee);

                  (e) Agent shall have received results of recent lien searches in each jurisdiction where Borrower is authorized to conduct business, and such searches shall reveal no liens on any of Borrower's assets other than Permitted Encumbrances or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to Agent;

                  (f)    Agent shall have received the Initial Reserve Report;

                  (g) Agent shall have received title opinions or other evidence satisfactory to Agent covering at least 90% of the Properties (current to a date within 30 days of the Closing Date) and showing Defensible Title to such Properties in Borrower subject only to the Permitted Encumbrances and otherwise satisfactory in form and substance to Agent;

                  (h) Agent shall have received evidence of Borrower's insurance in amounts and covering risks acceptable to Agent and showing Agent, for the benefit of Lenders, as loss payee;

                  (i) Borrower shall have delivered to Lender an opinion of counsel to Borrower, in the form of EXHIBIT G, and such opinion shall specifically provide that Agent and Lenders shall be entitled to rely upon the opinions set forth therein, and Borrower shall have delivered to Agent each other Loan Document, duly executed by the applicable parties and in form and substance satisfactory to Agent;

                  (j) All representations and warranties in the Loan Documents are true and correct in all material respects;

                  (k) Borrower shall have delivered to Agent the Financial Statements referred to and in accordance with SECTION 4.6;

                  (l) Borrower shall have delivered to Agent copies of all environmental reports reasonably requested by Agent.

                  (m)    Borrower shall have delivered to Agent:

                         (i) A copy of the resolutions, in form and substance reasonably satisfactory to Lender, of the Board of Directors of Borrower authorizing (1) the execution, delivery and performance of the Loan Documents, (2) the borrowings contemplated hereunder, (3) the granting by it of the liens, pledges and security interests granted by it pursuant to the Mortgage and the other Security Documents, certified by the Secretary of Borrower as of the Closing Date, which certificate shall state that the authorization thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                         (ii) A certificate of the Secretary or Assistant Secretary of Borrower dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing the Loan Documents and any certificate or other documents to be delivered pursuant thereto, together with evidence of the incumbency of such certifying Secretary or Assistant Secretary; and

                         (iii) (1) A copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Borrower, of Borrower's Articles of Incorporation, (2) a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Borrower, of Borrower's Bylaws, (3) a certificate as of a date not more than 45 days prior to the Closing Date from the Secretary of State of the State of Texas as to the existence of Borrower as a Texas corporation, and (4) a current certificate of good standing of Borrower issued by the Comptroller of Public Accounts of the State of Texas;

                  (n) Borrower shall have delivered to Agent such other documents and instruments as Agent may reasonably request.

         8.3 Each Borrowing. The following additional conditions precedent apply to the making of each Advance of the Facility:

                  (a) There is no Default or Potential Default in existence at the time of, or after giving effect to the making of, such extension of credit;

                  (b) Borrower shall deliver to Agent a Borrowing Request, certifying to the matters to be set forth therein to satisfy the conditions precedent to such Advance; and

                  (c) Borrower shall deliver to Agent such other documents as Agent may reasonably request.

         8.4 Supplements to Schedules. Borrower may, from time to time but in no event less than five Business Days prior to delivery of any Borrowing Request or LC Request, amend or supplement the Schedules to this Agreement by delivering (effective upon receipt) to Agent and each Lender a copy of such revised Schedule or Schedules, which shall (i) be dated the date of delivery,
(ii) be certified by a Responsible Officer as true, complete and correct as of such date and as delivered in replacement for the corresponding Schedule or Schedules previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from each such corresponding predecessor Schedule. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in the event that Required Lenders determine based upon such revised Schedules (whether individually or in the aggregate or cumulatively) that a Material Adverse Event has occurred, Lenders shall have no further obligation to make Loans or continue or convert any Loan previously made and Agent shall have no further obligation to issue LCs or to renew or extend existing LCs.

                                   ARTICLE IX
                                     DEFAULT

         9.1 The occurrence and continuance of any of the following at any time during the term hereof shall be a "DEFAULT" hereunder:

                  (a) the Companies shall fail to make a principal payment under any Loan Document on the date due; or

                  (b) the Companies shall fail to make any payment other than a principal payment under any Loan Document within three Business Days after the due date; or

                  (c) any Company or any other obligor shall fail to comply with any term, condition, or covenant of or in any Loan Document not related to any payment Obligation hereunder, where such failure is not remedied by Borrower or such obligor within 30 days after Borrower has knowledge thereof or receives written notice from Agent; or

                  (d) any Company shall (i) execute an assignment for the benefit of its creditors, (ii) become or be adjudicated a bankrupt or insolvent, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) apply for or consent to the appointment of a conservator, receiver, trustee, or liquidator of such Company of all or a substantial part of its respective assets, (v) file a voluntary petition seeking reorganization or an arrangement with creditors, or to take advantage of or seek any other relief under any Debtor Relief Laws, (vi) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any proceeding under any Debtor Relief Laws, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of their debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the rights of Lender or its affiliate granted in any of the Security Documents; or

                  (e) (i) an order, judgment, or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of any Company, or appointing a conservator, receiver, trustee, or liquidator of any Company, or of all or any substantial part of its assets, and such order, judgment, or decree is not permanently stayed or reversed within 60 days after the entry thereof, or (ii) a petition is filed against any Company seeking reorganization, an arrangement with creditors, or any other relief under any Debtor Relief Laws, and such petition is not discharged within 65 days after the filing thereof; or

                  (f) any statement, representation or warranty by any Company contained in any Loan Document, any financial statement or certificate delivered by Borrower to Lenders shall be willfully or materially false when made; or

                  (g) judgments for more than $500,000 in the aggregate shall be entered against any Company individually, or the Companies as a whole, or if any such judgment would adversely affect its ability to operate the Properties and shall not be stayed, vacated, bonded, paid, or discharged within 30 days except a judgment where the claim is covered by insurance and the insurance company has not denied coverage therefor or for which adequate reserves under GAAP have been made; or

                  (h) any Company shall fail to pay any Indebtedness in excess of $500,000 in the aggregate (other than Indebtedness hereunder) or any interest or premium thereon, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of, the maturity of such Indebtedness (in excess of $500,000 in the aggregate), or if any such Indebtedness (in excess of $500,000 in the aggregate) shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof; or

                  (i) the occurrence of a "default" or an "Event of Default" under the Security Documents which continues beyond any applicable grace period set forth therein; or

                  (j) this Agreement or any Loan Document shall cease to be in full force and effect (except in accordance with its terms) or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Company or any of its respective shareholders, or any Company shall deny that such Company has any further liability or obligation under this Agreement or any Loan Document, or such Company shall deny that it has liability under the Mortgage, or the liens and security interests granted to lender under the Security Documents shall cease to be perfected; or

                  (k) any Company fails to perform any of its material obligations under any Hedge with Agent or any Lender and such failure continues beyond any applicable grace period set forth therein; or

                  (l) any Company modifies or amends its bylaws or partnership agreement, as applicable, or its articles of incorporation or certificate of limited partnership, as applicable, in any material manner without Agent's prior written approval; or

                  (m) (i) MHI ceases to own 100% of Borrower; or (ii) the Persons listed as shareholders of MHI on Schedule A to the Shareholders' Agreement collectively cease to own or control, directly or indirectly, at least 70% of the securities having ordinary voting power for the election of Borrower's Board of Directors.




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                                    ARTICLE X
                REMEDIES OF LENDERS AND AGREEMENTS AMONG LENDERS

         10.1     Remedies Upon Default.

                  (a) Upon the occurrence of any Default other than under SECTIONS 9.1(d) and (e), Lenders may, following two Business Days' prior written notice, terminate this Agreement or may demand payment of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrower, whether under this Agreement or otherwise. Upon the occurrence of a Default under SECTIONS 9.1(d) or (e), Lenders may, without prior notice or demand to Borrower, terminate this Agreement or demand payment of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrower, whether under this Agreement or otherwise. Upon a termination of this Agreement by Lenders following a Default, Agent and Lenders shall have, in addition to all of their other rights under this Agreement, any Security Document (including, without limitation, the assignment of production contained in the Mortgage, by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the Uniform Commercial Code and shall have the right to enter upon any premises where the Collateral is kept and peacefully retake possession thereof.

                  (b) Agent and Lenders shall not have any obligation to preserve rights to any Collateral against prior parties or to proceed first against any Collateral or to marshal any Collateral of any kind for the benefit of any other creditor of any Company or any other Person. After the occurrence and during the continuance of a Default, Agent and Lenders are hereby granted a license or other right to use, without charge, any Company's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and any Company's rights under all licenses and any franchise, sales or distribution agreements shall inure to Lenders' benefit.

                  (c) Upon the occurrence of a Default, Lenders shall have the right to set-off and apply against the Obligations in such manner as Lenders may determine, at any time to any Company, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lenders or any depositary to any Company whether or not the Obligations are then due, except for any amounts owing to third-party Working Interest and Royalty Interest holders of which Lenders shall have been notified. Lenders shall provide notice to Borrower not later than five Business Days following any application of such funds. As further security for the Obligations, Borrower hereby grants to each Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by such Lender, including, without limitation, property held in safekeeping. In addition to each Lender's right of set-off and as further security for the Obligations, Borrower hereby grants to each Lenders a security interest and lien in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by such Lender or any depositary and all other sums at any time credited by or owing from such Lender or any depositary to Borrower. The rights and remedies of Lenders hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lenders may have.





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




                  (d) Upon the occurrence of a Default, Lenders shall have the right to exercise any Company's rights under the Operating Agreements subject to the liens and security interests of the Security Documents, including any right to remove and replace the Operator.

                  (e) At any time during which a Default exists and is continuing, each Company authorizes Agent (a) to execute alone any financing statement or other documents or instruments that Agent may require to perfect, protect or establish any lien or security interest hereunder or under any Security Documents and further authorizes Agent to sign such Company's name on the same; and (b) to appoint such Person or Persons as Agent may designate as its agent and attorney-in-fact to endorse the name of such Company on any checks, notes, drafts or other forms of payment or security that may come into the possession of Agent or any Lender or any Affiliate of Agent or Lenders, to sign such Company's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Security Documents. The powers granted herein, being coupled with an interest, are irrevocable. Neither Agent, Lenders nor their agents and attorneys-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious, grossly negligent or evidences reckless misconduct. Upon payment and performance of all Obligations of the Companies to Agent and Lenders, such power of attorney will become null and void.

         10.2 Company Waivers. To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligations is not affected by any renewal or extension in the time of payment of all or any part of the Obligations, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligations.

         10.3 Performance by Agent. If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default exists, at its option (but subject to the approval of Required Lenders), perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Agent in its performance or attempted performance is payable by the Companies to Agent on demand, becomes part of the Obligations, and bears interest at the Default Rate from the date of Agent's demand therefor until paid). However, neither Agent nor any Lender assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Company.

         10.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Agent or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Company; the power of Agent and Lenders is limited to the Right to exercise the remedies provided in this ARTICLE X.

         10.5 Course of Dealing. The acceptance by Agent or Lenders of any partial payment on the Obligations shall not be deemed to be a waiver of any Default then existing. No waiver by Agent, Required Lenders or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Agent, Required Lenders or Lenders in exercising any Right under the Loan Documents will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.





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


         10.6 Cumulative Rights. All Rights available to Agent, Required Lenders, and Lenders under the Loan Documents are cumulative of and in addition to all other Rights granted to Agent, Required Lenders, and Lenders at law or in equity, whether or not the Obligations are due and payable and whether or not Agent, Required Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

         10.7     Agreements Among Lenders.

                  (a)    Agent

                         (i) Each Lender appoints Agent (and Agent accepts appointment) as its nominee and agent, in its name and on its behalf: (i) to act as its nominee and on its behalf in and under all Loan Documents with such powers as are expressly delegated to Agent under the Loan Documents, together with such other powers as are reasonably incidental thereto; (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Documents; (iii) to take any action that it properly requests under the Loan Documents (subject to the concurrence of other Lenders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to it under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, recipient and similar party in respect of any collateral for the benefit of Lenders; (vi) to promptly distribute to it all material information, requests, documents and items received from the Companies under the Loan Documents; (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from it. However, Agent may not be required to take any action that exposes it to personal liability or that is contrary to any Loan Document or applicable Law.

                           (ii) If the initial or any successor Agent ever ceases to be a party to this Agreement or if the initial or any successor Agent ever resigns (whether voluntarily or at the request of Required Lenders), then Required Lenders shall appoint the successor Agent from among Lenders (other than the resigning Agent). If Required Lenders fail to appoint a successor Agent within 30 days after the resigning Agent has given notice of resignation or Required Lenders have removed the resigning Agent, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which must be a Lender, or in the event no Lender agrees to accept such appointment, a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Agent, the successor Agent succeeds to and becomes vested with all of the Rights of the prior Agent, and the prior Agent is discharged from its duties and obligations of Agent under the Loan Documents (but, when used in connection with LCs issued and outstanding before the appointment of the successor Agent, "Agent" shall continue to refer solely to Christiania, but, any LCs issued or renewed after the appointment of any successor Agent shall be issued or renewed by the successor Agent), and the resigning or removed Agent and each Lender shall execute such documents as any Lender, the resigning or removed Agent, or the successor Agent reasonably request to reflect the change. After any Agent's resignation or removal as Agent under the Loan Documents, the




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



                  provisions of this ARTICLE X inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                           (iii) Agent, in its capacity as a Lender, has the same Rights under the Loan Documents as any other Lender and may exercise those Rights as if it were not acting as Agent; the term "Lender" shall, unless the context otherwise indicates, include Agent; and Agent's resignation or removal shall not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and Borrower agrees that Agent is not a fiduciary for Lenders or for Borrower but simply is acting in the capacity described in this Agreement to alleviate administrative burdens for Borrower and Lenders, that Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth in the Loan Documents, and that Agent in its capacity as a Lender has all Rights of any other Lender.

                           (iv) Agent may now or hereafter be engaged in one or more loan, letter of credit, leasing or other financing transactions with any Company, act as trustee or depositary for any Company or otherwise be engaged in other transactions with any Company (collectively, the "OTHER ACTIVITIES") not the subject of the Loan Documents. Without limiting the Rights of Lenders specifically set forth in the Loan Documents, Agent is not responsible to account to Lenders for those other activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of any Company that are not contemplated or included in the Loan Documents, any present or future offset exercised by Agent in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in Agent's possession or control that may be or become security for the obligations of the Companies arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by Agent to reduce the Obligations, then each Lender is entitled to share ratably in the application as provided in the Loan Documents).

                  (b) Expenses. Each Lender shall pay its Pro Rata Part of any reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees and other costs of collection) incurred by Agent (while acting in such capacity) in connection with any of the Loan Documents if Agent is not reimbursed from other sources within 30 days after demand therefor has been made by Agent upon such other sources. Each Lender is entitled to receive its Pro Rata Part of any reimbursement that it makes to Agent if Agent is subsequently reimbursed from other sources.

                  (c) Proportionate Absorption of Losses. Except as otherwise provided in the Loan Documents, nothing in the Loan Documents gives any Lender any advantage over any other Lender insofar as the Obligations are concerned or to relieve any Lender from ratably absorbing any losses sustained with respect to the Obligations (except to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligations having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender's Pro Rata Part of the Obligations).

                  (d) Delegation of Duties; Reliance. Lenders may perform any of their duties or exercise any of their Rights under the Loan Documents by or through Agent, and Lenders and Agent may perform any of their duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives. Agent, Lenders and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Agent or that Lender (but nothing in this SECTION 10.7(d) permits Agent to rely on (i) oral statements if a writing is required by this Agreement or (ii) any other writing if a specific writing is required by this Agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its Pro Rata Part of the Principal Debt for all purposes until, subject to SECTION 11.2, written notice of the assignment or transfer is given to and received by Agent (and any request, authorization, consent or approval of any Lender given before receipt of such notice is conclusive and binding on each subsequent holder, assignee or transferee of or Participant in that Lender's Pro Rata Part of the Principal Debt), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Agent, who handles matters associated with the Loan Documents and transactions thereunder, has actual knowledge or Agent has been notified by a Lender or Borrower, and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Agent (and/or any such Lenders, as the case may be) and are not liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of counsel, accountants, or experts.

                  (e)    Limitation of Agent's Liability.

                         (i) Neither Agent nor any of its Representatives will be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment (except for fraud, gross negligence or willful misconduct), and neither Agent nor any of its Representatives has a fiduciary relationship with any Lender by virtue of the Loan Documents (but nothing in this Agreement negates the obligation of Agent to account for funds received by it for the account of any Lender).

                           (ii) Unless indemnified to its satisfaction, Agent may not be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Agent requests instructions from Lenders, or Required Lenders, as the case may be, with respect to any act or action in connection with any Loan Document, Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against Agent as a result of Agent's acting or refraining from acting under this Agreement in accordance with instructions of Required Lenders, or, if unanimity is required, in accordance with instructions of all Lenders.

                           (iii) Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Agent in respect of, (i) the





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



                  creditworthiness of Borrower and the risks involved to that Lender, (ii) the effectiveness, enforceability, genuineness, validity or due execution of any Loan Document (other than by Agent), (iii) any representation, warranty, document, certificate, report or statement made therein (other than by Agent) or furnished thereunder or in connection therewith,
                  (iv) the adequacy of any collateral now or hereafter securing the Obligations or the existence, priority or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Document, or (v) the observance of or compliance with any of the terms, covenants or conditions of any Loan Document on the part of Borrower. EACH LENDER AGREES TO INDEMNIFY AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH LENDER'S PRO RATA PART OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE LOAN DOCUMENTS IF AGENT AND ITS REPRESENTATIVES ARE NOT REIMBURSED FOR SUCH AMOUNTS BY BORROWER. ALTHOUGH AGENT AND ITS REPRESENTATIVES HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, AGENT AND ITS REPRESENTATIVES DO NOT HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                  (f) Default; Collateral. If Agent receives notice of a Default from Borrower or any Lender, Agent shall promptly notify Lenders of such Default and Lenders agree to promptly confer in order that Required Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders. Unless and until Agent receives directions from Required Lenders, Agent shall refrain from taking any action (without incurring any liability to any Person for so refraining), provided that, unless and until Agent has received such directions, Agent may, at its option, take such actions as it deems appropriate without the direction of Required Lenders in circumstances where the ability of Lenders to recover the Obligations may otherwise be materially impaired. In actions with respect to any property of any Company, Agent is acting for the ratable benefit of each Lender. Agent shall hold, for the ratable benefit of all Lenders, any security it receives for the Obligations or any guaranty of the Obligations it receives upon or in lieu of foreclosure.

                  (g) Limitation of Liability. No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

                  (h) Relationship of Lenders. The Loan Documents, and the documents delivered in connection therewith, do not create a partnership or joint venture among Agent and Lenders or among Lenders.





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




                  (i)    Collateral Matters.

                         (i) Each Lender authorizes and directs Agent to enter into the Security Documents for the ratable benefit of Lenders. Each Lender agrees that any action taken by Agent concerning any Collateral with the consent of, or at the request of, Required Lenders or all Lenders, as the case may be, in accordance with the provisions of this Agreement, the Security Documents or the other Loan Documents, and the exercise by Agent (with the consent of, or at the request of, Required Lenders or all Lenders, as the case may be) of powers concerning the Collateral set forth in any Loan Document, together with other reasonably incidental powers, shall be authorized and binding upon all Lenders.

                           (ii) Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time before a Default or Potential Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected liens upon the Collateral granted by the Security Documents.

                           (iii) Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Company or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent for the benefit of Lenders under the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority.

                           (iv) Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Security Documents as it normally and customarily exercises in respect of similar collateral and security documents.

                           (v) Lenders irrevocably authorize Agent, at its option and in its discretion, to release any lien upon any Collateral (i) upon full payment of the Obligations; (ii) constituting property being sold or disposed of as permitted under SECTIONS 6.17 and 7.5, if Agent determines that the property being sold or disposed is being sold or disposed in accordance with the requirements and limitations of SECTIONS
                  6.17 and 7.5 and Agent concurrently receives all mandatory prepayments with respect thereto, if any; (iii) constituting property in which such Company did not own any interest at the time such lien was granted or at any time thereafter; (iv) constituting property leased to such Company under a lease that has expired or been terminated in a transaction permitted under this Agreement or is about to expire and that has not been, and is not intended by such Company to be, renewed; (v) consisting of an instrument evidencing Indebtedness pledged to Agent (for the benefit of Lenders), if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by Required Lenders subject to SECTION 11.13(b)(v). Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral under this SECTION 10.7(i).

                  (j) Amendments. The affirmative vote of Required Lenders shall be required for Amendments, waivers and similar actions, except 100% of the affirmative vote of all Lenders shall be required for any changes in interest rates, the rates of any fee (excluding Agent's fee), payment dates, extensions of commitment, or release of material Collateral.

                  (k)    Benefits of Agreement. None of the provisions of this
         ARTICLE X inure to the benefit of any Company or any other Person other than Agent and Lenders; consequently, no Company nor any such other Person is entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Agent or any Lender to comply with these provisions.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their respective successors and assigns. It shall be binding upon and shall inure to the benefit of such parties and their respective successors and assigns. The rights and obligations of the Companies hereunder, under the Notes, the other Security Documents and any other documents to which it is a party may not be assigned without Lenders' prior written consent.

         11.2 Participations. Subject to the provisions of this section and in accordance with applicable Law, any Lender may, in the ordinary course of its commercial banking business, at any time sell to one or more Persons (each a "PARTICIPANT") participating interests in its portion of the Obligations. The selling Lender shall remain a "Lender" under this Agreement (and the Participant shall not constitute a "Lender" under this Agreement) and its obligations under this Agreement shall remain unchanged. The selling Lender shall remain solely responsible for the performance of its obligations under the Loan Documents and shall remain the holder of its share of the Principal Debt for all purposes under this Agreement. Borrower and Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender's Rights and obligations under the Loan Documents. Participants have no Rights under the Loan Documents, other than certain voting Rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of ARTICLE II with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under ARTICLE II calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification or waiver of any Loan Document, except to the extent the amendment, modification or waiver extends the due date for payment of any principal, interest or fees due under the Loan Documents, reduces the interest rate or the amount of principal or fees applicable to the Obligations (except reductions contemplated by this Agreement), or releases any collateral, if any, for the Obligations (other than releases of collateral permitted by SECTION 7.5 and SECTION 10.7(i)). However, if a Participant is entitled to the benefits of
ARTICLE II or a Lender grants Rights to its Participants to approve amendments to or waivers of the Loan Documents respecting the matters described in the previous sentence, then that Lender must include a voting mechanism in the relevant participation agreement whereby a majority of its portion of the Obligations (whether held by it or participated) shall control the vote for all of that Lender's portion of the Obligations. Except in the case of the sale of a participating interest to another Lender, the relevant participation agreement shall prohibit the Participant from transferring, pledging, assigning, selling participations in, or otherwise encumbering its portion of the Obligations.

         11.3 Assignments. Subject to the provisions of this section, any Lender may at any time, in the ordinary course of its commercial banking business, (i) without the consent of Borrower or Agent, assign all or any part of its Rights and obligations under the Loan Documents to any of its Affiliates which has sufficient resources with which to honor its obligations under this Agreement (each a "PURCHASER") and (ii) if no Default exists, upon the prior written consent of Borrower (which will not be unreasonably withheld) and Agent, assign to any other Person(each of which is also a "PURCHASER") a proportionate part (not less than $7,500,000 and an integral multiple of $500,000) of all or any part of its Rights and obligations under the Loan Documents. In each case, the Purchaser shall assume those Rights and obligations under an assignment agreement substantially in the form of the attached EXHIBIT F. Each assignment under this SECTION 11.3 shall include a ratable interest in the assigning Lender's Rights and obligations under this Agreement. Upon (i) delivery of an executed copy of the assignment agreement to Borrower and Agent and (ii) payment of a fee of $3,500 from the transferor to Agent, from and after the assignment's effective date (which shall be after the date of delivery), the Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the Rights and obligations of a Lender under this Agreement to the same extent as if it were an original party to this Agreement with commitments as set forth in the assignment agreement, and the transferor Lender shall be released from its obligations under this Agreement to a corresponding extent, and, except as provided in the following sentence, no further consent or action by Borrower, Lenders or Agent shall be required. Upon the consummation of any transfer to a Purchaser under this SECTION 11.3, the then-existing SCHEDULE 1 shall automatically be deemed to reflect the name, address, and Committed Amount of such Purchaser, Agent shall deliver to Borrower and Lenders an amended SCHEDULE 1 reflecting those changes, Borrower shall execute and deliver to each of the transferor Lender and the Purchaser a promissory note in the form of EXHIBIT A in the face amount of its respective Committed Amount under this Agreement following transfer, and, upon receipt of such note, the transferor Lender shall return to Borrower the promissory note previously delivered to it under this Agreement. A Purchaser is subject to all the provisions in this section as if it were a Lender signatory to this Agreement as of the date of this Agreement. Any Lender may at any time, without the consent of Borrower or Agent, assign all or any part of its Rights under the Loan Documents to a Federal Reserve Bank without releasing the transferor Lender from its obligations thereunder. Notwithstanding any contrary provision in this Agreement, a Lender may not sell or participate any of its interests for a purchase price that, directly or indirectly, reflects a discount from face value, without first offering the sale or participation to the other Lenders on a Pro Rata basis (which must be accepted or rejected within five Business Days after the offer).

         11.4 Notices. Any notice, demand or document which either party is required or may desire to give hereunder shall be in writing and, except to the extent provided in the other provisions of this Agreement, given by messenger, telecopy or other electronic transmission, or United States registered or certified mail, postage prepaid, return receipt requested, addressed to such party at its address and telecopy number shown below, or at such other address as either party shall have furnished to the other by notice given in accordance with this provision.

         If to Agent, to:

         Christiania Bank og Kreditkasse ASA
         New York Branch
         11 West 42nd Street, 7th Floor
         New York, New York  10036
         Attention: W. S. (Steve) Phillips
         Telephone: (212) 827-4836
         Telecopy: (212) 827-4888





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




         with a copy to:

         Porter & Hedges, L.L.P.
         700 Louisiana Street, 35th Floor
         Houston, Texas  77002
         Attention: F. Walter Bistline, Jr.
         Telephone: (713) 226-0681
         Telecopy: (713) 226-0281

         If to Borrower, to:

         Michael Petroleum Corporation
         13101 Northwest Freeway, Suite 320
         Houston, Texas 77040
         Attention: Vice President, Finance
         Telephone: (713) 895-0909
         Telecopy: (713) 895-0320

         with a copy to:

         Haynes and Boone, L.L.P.
         1000 Louisiana Street, Suite 4300
         Houston, Texas 77002-5012
         Attn: Joseph A. Vilardo
         Telephone: (713) 547-2000
         Telecopy: (713) 547-2600

         If to any other obligor party, to the address set forth in the Security Document or other agreement to which they are a party.

Any notice delivered or made by messenger, telecopy, or United States mail shall be deemed to be given on the date of actual delivery as shown by messenger receipt, the addressor's telecopy machine confirmation or other verifiable electronic receipt, or the registry or certification receipt. Agent or Lenders need not delay action on notice transmitted orally by an authorized officer of Borrower to Agent or Lenders until receipt of written confirmation of such notice. In the event that a discrepancy exists between the notice received by Agent or Lenders orally and the written confirmation, or in the absence of a written confirmation, the oral notice, as understood by Agent or Lenders will be deemed the controlling and proper notice.

         11.5 Exercise of Rights; No Waivers. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power, privilege or option under this Agreement shall operate as a waiver of such or any other right, remedy, power, privilege or option. No single or partial exercise of any right, remedy, power, privilege or option under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or option. No waiver of any right, remedy, power, privilege or option with respect to any occurrence shall be construed as a waiver of such right, remedy, power, privilege or option with respect to any subsequent or other occurrence. No waiver whatever shall be valid unless in writing and signed by an officer of the party to whom such waiver applies and then only to the extent therein set forth.





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




         11.6 Release to Public. Except as may be required by law, rule or regulation (including those promulgated by any federal or state securities law authority) or in response to or in connection with arbitration proceedings or legal process or in any legal proceeding to enforce or have interpreted the Security Documents or any other document or instrument executed in connection with the Security Documents, and such filings as are necessary or appropriate to create, maintain and perfect liens and security interests contemplated hereby, no party shall release this Agreement or any other document, agreement or instrument relating to or executed in conjunction with this Agreement, or disclose the substantive terms hereof or thereof, except to its attorneys, accountants or engineers, participants and potential Lenders on a need-to-know basis, without the prior express written consent of the other party. Without limitation of the foregoing, neither party or any of their respective Affiliates shall issue any press release or make any other public announcement relating to this Agreement without the written approval of the other party; provided, however, that Agent shall have the right to publish a "tombstone" announcement regarding this Agreement, which announcement shall be approved by Borrower (such approval not to be unreasonably withheld).

         11.7 Waiver of Jury Trial. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH OF THE UNDERSIGNED (AND IN THE CASE OF BORROWER, FOR ITSELF AND EACH OTHER COMPANY) HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY.

         11.8 Governing Law. The Loan Documents (other than the Security Documents to the extent they may be governed by Texas law or the laws of any other State of the United States where the Collateral is located) are to be performed in the State of New York. Except to the extent that any of the Security Documents are expressly stated to be governed by Texas law, the Loan Documents, and all transactions provided for herein or therein shall be governed by, interpreted and construed under, and in connection with, the laws of the State of New York without regard to its conflicts of laws provisions.

         11.9 Benefits of Agreement. Subject to SECTION 10.7, the benefits of this Agreement shall not inure to any third party. Notwithstanding anything contained in the Security Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Security Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lenders, or any of their officers, directors, agents or employees by any Person other than Borrower.

         11.10 Invalid Provisions. Any section, clause, subsection, sentence, paragraph, provision or portion thereof of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be confined to the section, clause, subsection, sentence, paragraph or provision, or portion thereof so held to be invalid, illegal or ineffective.

         11.11 Headings. The headings, captions and arrangements contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.

         11.12 Advice of Legal Counsel. Borrower, Agent and Lenders acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan



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Documents with their legal counsel and that the Loan Documents shall be construed as if jointly drafted by Borrower and Lenders.

         11.13    Amendments, Consents, Conflicts and Waivers.

                  (a) Unless otherwise specifically provided, (i) this Agreement may be amended only by an instrument in writing executed by Borrower, Agent and Required Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement, and (ii) the other Loan Documents may only be the subject of an amendment, modification or waiver that has been approved by Required Lenders and the respective parties thereto.

                  (b) Any amendment, consent or waiver under this Agreement or any Loan Document that purports to accomplish any of the following must be in writing and executed by Borrower and Agent and executed (or approved, as the case may be) by each Lender: (i) extend the due date or decrease the amount of any scheduled payment of the Obligation beyond the date specified in the Loan Document; (ii) decrease any rate or amount of interest, fees or other sums payable to Agent or Lenders under this Agreement (except such reductions as are contemplated by this Agreement); (iii) change the definition of "Committed Amount," "Commitment Percentage," "Required Lenders," "Maturity Date," "Total Commitment" or any of the defined terms used in the financial covenants contained in ARTICLE VI; (iv) increase or decrease any one or more Lenders' Committed Amounts except as provided in this Agreement; (v) consent to the release of any portion of the Collateral under the Security Documents (except for such releases as are permitted under the terms of this Agreement) having a value equal to or greater than $1,000,000 (or if the value of such Collateral when added to the value of all other Collateral released during the immediately preceding 12 month period is equal to or greater than $4,000,000); (vi) change the provisions of SECTION 11.7 to the detriment of any Lender; (vii) change any provision requiring ratable distributions to Lenders; (viii) subject any Lender to a greater obligation than expressly provided in this Agreement; or (ix) change this SECTION 11.13(b) or any other matter specifically requiring the consent of all Lenders under this Agreement.

                  (c) Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this Agreement.

                  (d) No course of dealing or any failure or delay by Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Agent or any Lender under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by Agent and Lenders (or Required Lenders, if permitted under this Agreement) to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

         11.14 Multiple Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         11.15 Usury Savings Clause. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement and the other Security Documents or any other document related hereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum




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



amount permitted by such laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by law for the contracting for, collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Lender shall ever receive anything of value as interest or deemed interest by applicable law under the Loan Documents or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Notes or on account of any other indebtedness of Borrower to Lenders, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to Lenders, under any specified contingency, exceeds the highest lawful rate, Borrower and Lenders shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

         11.16 Hedges; Cash Collateral. On the Termination Date, upon the cancellation of the Total Commitment under SECTION 2.8, during the continuance of a Default under SECTION 9.1(d) or 9.1(e), or upon any demand by Agent during the continuance of any other Default, the Companies shall provide to Agent, for the benefit of Agent or any Lender which is a party to a Hedge with any Company, upon the written request from Agent or such Lender, as applicable, cash collateral or other collateral acceptable to Agent or such Lender, as applicable, in an amount equal, at all times, to 110% of Borrower's "Exposure" (as defined in the ISDA form Master Swap Agreement) pursuant to the terms and provisions of the standard ISDA form of Credit Support Annex (with such modifications as may be agreed to by Borrower and Agent or such Lender, as applicable). Borrower shall pay Agent's or Lender's, as applicable, costs and expenses associated with such collateralization and with maintaining and monitoring such Hedges in effect after the Termination Date or upon cancellation of the Total Commitment under SECTION 2.8.

         11.17 Nonbusiness Days; Time. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a Eurodollar Rate Advance, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day. Unless otherwise indicated, all time references (e.g., 10:00 a.m.) are to New York, New York time.

         11.18 Entirety. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                  [Remainder of page intentionally left blank]





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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


                                            MICHAEL PETROLEUM CORPORATION,
                                            a Texas corporation as Borrower


                                            By: /s/ MICHAEL FARMAR
                                                --------------------------------
                                            Name:   Michael Farmar
                                                  ------------------------------
                                            Title:  President
                                                   -----------------------------


                                            CHRISTIANIA BANK OG KREDITKASSE ASA,
                                            as Administrative Agent and Lender


                                            By: /s/ WILLIAM S. PHILLIPS
                                                --------------------------------
                                            Name:   William S. Phillips
                                                  ------------------------------
                                            Title:  Vice President
                                                   -----------------------------


                                            By: /s/ HANS CHR. KJELSRUD
                                                --------------------------------
                                            Name:   Hans Chr. Kjelsrud
                                                  ------------------------------
                                            Title:  First Vice President
                                                   -----------------------------






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